Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF REORGANIZATION

dated as of June 2, 2021

by and between

UNITED BANKSHARES, INC.

and

COMMUNITY BANKERS TRUST CORPORATION

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7.12	Advisory Board	52
7.13	Compliance with Laws	52
7.14	Operating Functions	52
7.15	Assumption of TRUPs	52
7.16	Shareholder Litigation	52
7.17	Dividends	53

ARTICLE VIII Conditions to Consummation of the Merger		53
8.01	Conditions to Each Party’s Obligation to Effect the Merger	53
8.02	Conditions to Obligation of CBTC	54
8.03	Conditions to Obligation of United	54

ARTICLE IX Termination		55
9.01	Termination	55
9.02	Effect of Termination and Abandonment	58
9.03	Fees and Expenses	59

ARTICLE X Miscellaneous		59
10.01	Survival	59
10.02	Waiver; Amendment	59
10.03	Assignment	59
10.04	Counterparts	60
10.05	Governing Law	60
10.06	Expenses	60
10.07	Notices	60
10.08	Entire Understanding; No Third-Party Beneficiaries	61
10.09	Severability	61
10.10	Disclosures	61
10.11	Interpretation; Effect	62
10.12	Publicity	62

Exhibit A	Plan of Merger merging CBTC with and into United

Exhibit B	Bank Merger Agreement

Exhibit C	Plan of Merger merging Essex Bank with and into United Bank

Exhibit D	Form of CBTC Support Agreement

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AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 2, 2021 (this “Agreement”), by and between COMMUNITY BANKERS TRUST CORPORATION (“CBTC”) and UNITED BANKSHARES, INC. (“United”).

RECITALS

A. CBTC. CBTC is a Virginia corporation, having its principal place of business in Richmond, Virginia.

B. United. United is a West Virginia corporation, having its principal place of business in Charleston, West Virginia.

C. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

D. Board Action. The respective Boards of Directors of each of United and CBTC have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein.

E. Support Agreements. Each of the directors of CBTC and Essex Bank in office and who owns shares of CBTC Common Stock as of the date of this Agreement has, concurrently with the execution of this Agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit D.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

Certain Definitions

1.01            Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal.

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving CBTC or any of its Significant Subsidiaries or any proposal or offer to acquire equity interests representing 24.99% or more of the voting power of, or at least 24.99% of the assets or deposits of, CBTC or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

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“Additional Cash Payment Per Share” has the meaning set forth in Section 9.01(i)(i)(b).

“Adverse Recommendation Change” has the meaning set forth in Section 7.02.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“ALLL” has the meaning set forth in Section 6.03(w).

“Average Index Price” has the meaning set forth in Section 9.01(i)(ii).

“Average United Closing Price” means the volume-weighted average of the closing sales price on Nasdaq of United Common Stock for the 20 full trading days ending on the second trading day immediately preceding the Effective Date.

“Average United Stock Price” has the meaning set forth in Section 9.01(i)(ii).

“Bank Merger” has the meaning set forth in Section 3.01(a).

“Bank Merger Agreement” means the Agreement and Plan of Merger of Essex Bank with and into United Bank, attached as Exhibit B.

“Bank Merger Effective Date” has the meaning set forth in Section 3.02.

“Book-Entry Shares” has the meaning set forth in Section 4.04.

“CBTC” has the meaning set forth in the preamble to this Agreement.

“CBTC Articles” means the Articles of Incorporation of CBTC, as amended.

“CBTC Board” means the Board of Directors of CBTC.

“CBTC Bylaws” means the Bylaws of CBTC, as amended.

“CBTC Common Stock” means the common stock, par value $0.01 per share, of CBTC.

“CBTC Meeting” has the meaning set forth in Section 7.02.

“CBTC Series A Preferred Stock” has the meaning set forth in Section 6.03(b).

“CBTC Stock Award” has the meaning set forth in Section 4.06(b).

“CBTC Stock Option” has the meaning set forth in Section 4.06(a).

“CBTC Stock Plans” has the meaning set forth in Section 4.06(a).

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“CBTC’s SEC Documents” has the meaning set forth in Section 6.03(g)(i).

“CBTC Systems” has the meaning set forth in Section 6.03(z)(i).

“Code” has the meaning set forth in the recitals.

“Community Reinvestment Act” has the meaning set forth in Section 6.03(j)(vi).

“Compensation and Benefit Plans” has the meaning set forth in Section 6.03(m)(i).

“Confidentiality Agreement” has the meaning set forth in Section 7.04(d).

“Consultants” has the meaning set forth in Section 6.03(m)(i).

“Costs” has the meaning set forth in Section 7.09(a).

“Deferred Compensation Plan” has the meaning set forth in Section 6.03(m)(xi).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” has the meaning set forth in Section 9.01(i)(ii).

“Directors” has the meaning set forth in Section 6.03(m)(i).

“Disclosure Schedule” has the meaning set forth in Section 6.01.

“DOL” means the United States Department of Labor.

“Effective Date” has the meaning set forth in Section 2.02.

“Effective Time” has the meaning set forth in Section 2.02.

“Employees” has the meaning set forth in Section 6.03(m)(i).

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“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 6.03(m)(iii).

“Essex Bank” means Essex Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly owned direct subsidiary of CBTC.

“Essex Loans” means any written loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest-bearing assets) to which Essex Bank is party as a creditor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means Computershare Limited.

“Exchange Fund” has the meaning set forth in Section 4.04(a).

“Exchange Ratio” has the meaning set forth in Section 4.01(a).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee” has the meaning set forth in Section 9.03(a).

“FDIA” has the meaning set forth in Section 6.03(j)(vi).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“IRS” has the meaning set forth in Section 6.03(j)(v).

“Indemnified Party” has the meaning set forth in Section 7.09(a).

“Index” has the meaning set forth in Section 9.01(i)(ii).

“Index Price” has the meaning set forth in Section 9.01(i)(ii).

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“Index Ratio” has the meaning set forth in Section 9.01(i)(i).

“Insurance Amount” has the meaning set forth in Section 7.09(c).

“Investment Advisers Act” has the meaning set forth in Section 6.03(aa).

“knowledge” has the meaning set forth in Section 6.02.

“law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person, its assets, liabilities or business, including those promulgated, interpreted or enforced by any Governmental Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to United or CBTC, any event, change, effect, development, state of facts, condition, circumstances or occurrence that, individually or in the aggregate, (i) is material and adverse to the financial position, results of operations or business of United and its Subsidiaries taken as a whole or CBTC and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either United or CBTC to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided that Material Adverse Effect shall not include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities (including the Pandemic Measures), except to the extent that such changes have a disproportionate impact on United or CBTC, as the case may be, relative to the overall effects on the banking industry, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent that such changes have a disproportionate impact on United or CBTC, as the case may be, relative to the overall effects on the banking industry, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets except to the extent that such changes have a disproportionate impact on United or CBTC, as the case may be, relative to the overall effects on the banking industry, (d) any modifications or changes to valuation policies and practices in connection with the Merger in accordance with GAAP, (e) actions and omissions of United or CBTC taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (f) any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, any earthquakes, hurricanes, tornados or other natural disasters, or any national or global epidemic, pandemic or disease outbreak (including the Pandemic), or the material worsening of such conditions threatened or existing as of the date of this Agreement (including any such changes arising out of the Pandemic or any Pandemic Measures), (g) failure of United or CBTC to meet any internal financial forecasts or any earnings projections (whether made by United or CBTC or any other Person), (h) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, or (i) the effects of compliance with this Agreement on the operating performance of the parties, including, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

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“Materially Burdensome Regulatory Condition” has the meaning set forth in Section 7.08(a).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 4.01(a).

“Nasdaq” means as The NASDAQ Stock Market, Inc.’s Global Select Market.

“Notice of Recommendation Change” has the meaning set forth in Section 7.02.

“Old Certificates” has the meaning set forth in Section 4.04(a).

“Pandemic” means any outbreaks, epidemics or pandemics relating to COVID-19, or any variants or mutations thereof, or any other viruses, and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority, in each case, in connection with or in response to the Pandemic.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 6.03(m)(ii).

“Permitted Liens” has the meaning set forth in Section 6.03(x).

“Person” means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business or other trust or unincorporated organization.

“Plan of Merger” means the Plan of Merger in the form hereof attached as Exhibit A.

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule or in its SEC Documents.

“Proxy Statement” has the meaning set forth in Section 7.03(a).

“Registration Statement” has the meaning set forth in Section 7.03(a).

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“Regulatory Authority” and “Regulatory Authorities” each has the meaning set forth in Section 6.03(i)(i).

“Regulatory Communication” has the meaning set forth in Section 7.08(a).

“Replacement Option” has the meaning set forth in Section 4.06(a).

“Rights” means, with respect to any Person, securities, agreements, plans (including any employee stock purchase plans, dividend reinvestment plans or other equity plans) or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means any registration statement, prospectus, report, schedule and definitive proxy statement and other documents filed with or furnished to the SEC by United or CBTC or any of their Subsidiaries pursuant to the Securities Act or Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“SERP” has the meaning set forth in Section 6.03(m)(xi).

“Starting Date” has the meaning set forth in Section 9.01(i)(ii).

“Starting Price” has the meaning set forth in Section 9.01(i)(ii).

“Subsidiary” and “Significant Subsidiary”, including the plural versions of such terms, have the meanings ascribed to them in Rule 1-02(x) and Rule 1-02(w), respectively, of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 9.01(h).

“Surviving Entity” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 6.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

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“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“United” has the meaning set forth in the preamble to this Agreement.

“United Articles” means the Articles of Incorporation, as amended, of United.

“United Bank” means United Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia.

“United Board” means the Board of Directors of United.

“United Book-Entry Shares” has the meaning set forth in Section 4.04(a).

“United Bylaws” means the Bylaws of United, as amended.

“United Common Stock” means the common stock, par value $2.50 per share, of United.

“United Compensation and Benefit Plans” has the meaning set forth in Section 6.04(l)(i).

“United ERISA Affiliate” has the meaning set forth in Section 6.04(l)(ii).

“United ERISA Affiliate Plan” has the meaning set forth in Section 6.04(l)(ii).

“United Pension Plan” has the meaning set forth in Section 6.04(l)(i).

“United Preferred Stock” has the meaning set forth in Section 6.04(b)(i).

“United Ratio” has the meaning set forth in Section 9.01(i)(i)(B).

“United’s SEC Documents” has the meaning set forth in Section 6.04(g)(i).

“United Systems” has the meaning set forth in Section 6.04(s)(i).

“VBFI” means the Virginia Bureau of Financial Institutions.

“VSCA” means the Virginia Stock Corporation Act, as amended.

“VSCC” means the State Corporation Commission of the Commonwealth of Virginia.

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“WVBCA” means the West Virginia Business Corporation Act, as amended.

“WVSOS” means the Secretary of State of the State of West Virginia.

ARTICLE II

The Merger

2.01	The Merger.

(a) Subject to the terms and conditions hereinafter set forth, including the Plan of Merger substantially in the form attached as Exhibit A, at the Effective Time, CBTC shall merge with and into United (the “Merger”), the separate corporate existence of CBTC shall cease and United shall survive and continue to exist as a West Virginia corporation (United, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”). United may at any time prior to the Effective Time change the method of effecting the combination with CBTC (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the tax-free treatment of the Merger to CBTC’s shareholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided, further, that United shall provide CBTC with seven (7) days prior written notice of such change and the reasons therefor.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective upon (i) the filing with the VSCC and the WVSOS of articles of merger in accordance with Section 13.1-720 of the VSCA and Section 31D-11-1106 of the WVBCA, and the issuance by each of the VSCC and the WVSOS of a certificate of merger relating to the Merger or (ii) effective upon such later date and time as may be set forth in such articles of merger. The Merger shall have the effects prescribed in the VSCA and the WVBCA.

(c) The United Articles and the United Bylaws, each as in effect immediately prior to the Effective Time, shall be the articles of incorporation and the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

2.02        Effective Date and Effective Time. Provided that the conditions set forth in Article VIII shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger, the parties shall cause the effective date of the Merger (the “Effective Date”) to occur on the date immediately prior to the conversion of the data processing systems of Essex Bank with the data processing systems of United Bank; provided, that if such date shall not have occurred by December 6, 2021, then the parties shall cause the Effective Date of the Merger to occur on the sooner of (i) five business days thereafter if all of the conditions set forth in Article VIII have been satisfied or waived as of such date or (ii) five business days following the satisfaction or waiver of the conditions set forth in Article VIII, unless another date is agreed to by CBTC and United in writing. The consummation of the Merger may be effected by electronic or other transmission of signature pages, as mutually agreed upon. The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”

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2.03        Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE III

The Bank Merger

3.01	The Bank Merger.

(a) After the Effective Time, Essex Bank, the wholly owned subsidiary of CBTC, shall merge with and into United Bank, a wholly owned subsidiary of United (the “Bank Merger”), pursuant to the terms and conditions of the Bank Merger Agreement including the plan of merger substantially in the form attached as Exhibit C, the separate existence of Essex Bank shall cease and United Bank shall survive and continue to exist as a banking corporation chartered under the laws of the Commonwealth of Virginia. United may at any time prior to the Effective Time, change the method of effecting the combination with Essex Bank (including, without limitation, the provisions of this Article III) if and to the extent it deems such changes necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code to CBTC’s shareholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided, further, that United shall provide CBTC with seven (7) days prior written notice of such change and the reasons therefor.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Bank Merger shall become effective upon the filing with the VSCC articles of merger in accordance with Section 13.1-720 of the VSCA, and the issuance by the VSCC of a certificate of merger relating to the Bank Merger, or such later date and time as may be set forth in such articles of merger. The Bank Merger shall have the effects prescribed in the VSCA.

3.02        Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, it being agreed that any required consents, approvals, and authorizations from any Governmental Authorities to effect the Bank Merger shall not be a condition to the consummation of the Merger, the parties shall use reasonable efforts to cause the effective date of the Bank Merger (the “Bank Merger Effective Date”) to occur as soon as reasonably practicable after the Effective Date or such later date to which the parties may agree in writing.

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ARTICLE IV

Consideration; Exchange Procedures

4.01        Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Merger Consideration. Each issued and outstanding share of CBTC Common Stock (other than shares of CBTC Common Stock held by United and its Subsidiaries, in each case except for shares held by them in a fiduciary capacity or as a result of debts previously contracted) shall be converted into the right to receive, subject to the limitations set forth in this Agreement, 0.3173 shares (“Exchange Ratio”) of United Common Stock (the “Merger Consideration”).

(b) Outstanding United Stock. Each share of United Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

4.02        Rights as Shareholders; Stock Transfers. At the Effective Time, holders of CBTC Common Stock shall cease to be, and shall have no rights as, shareholders of CBTC, other than to receive the Merger Consideration (if so provided in Section 4.01(a)) and any dividend or other distribution with respect to such CBTC Common Stock with a record date occurring prior to the Effective Time, and the consideration provided under this Article IV. After the Effective Time, there shall be no transfers on the stock transfer books of CBTC or the Surviving Entity of shares of CBTC Common Stock.

4.03        Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of CBTC Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of United Common Stock (after taking into account all Old Certificates and the Book-Entry Shares delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of United Common Stock multiplied by the Average United Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

4.04	Exchange Procedures.

(a) At or prior to the Effective Time, United shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of CBTC Common Stock (“Old Certificates”) and holders of non-certificated shares of CBTC Common Stock (“Book-Entry Shares”), for exchange in accordance with this Article IV, (i) non-certificated shares of United Common Stock (collectively, “United Book-Entry Shares”) and (ii) an amount of cash necessary for payments required by Section 4.03 (the “Exchange Fund”). The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

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(b) As soon as practicable after the Effective Time, and in no event later than five (5) business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates or Book-Entry Shares a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates or Book-Entry Shares shall pass, only upon delivery of the Old Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates or Book-Entry Shares in exchange for United Book-Entry Shares, if any, that the holders of the Old Certificates or Book-Entry Shares are entitled to receive pursuant to Article IV, and any cash in lieu of fractional shares into which the shares of CBTC Common Stock represented by the Old Certificates or Book-Entry Shares shall have been converted pursuant to this Agreement. Upon proper surrender of an Old Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor (i) United Book-Entry Shares representing that number of whole shares of United Common Stock that such holder has the right to receive pursuant to Article IV, if any, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates or Book-Entry Shares surrendered pursuant to the provisions of this Article IV, and the Old Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled.

(c) If any Old Certificates or Book-Entry Shares representing CBTC Common Stock have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificates or Book-Entry Shares to be lost, stolen, mutilated, destroyed or are otherwise missing, and, if requested by the Exchange Agent, the posting by such Person of a bond in such amount as the Exchange Agent reasonably directs as indemnity against any claim that may be made against it or United with respect to such Old Certificate or Book-Entry Shares, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed Old Certificate or Book-Entry Shares the Merger Consideration as provided for in this Section 4.04. Neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of CBTC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) No dividends or other distributions with respect to United Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate or Book-Entry Shares representing shares of CBTC Common Stock converted in the Merger into the right to receive shares of such United Common Stock until the holder thereof shall be entitled to receive United Book-Entry Shares in exchange therefore in accordance with the procedures set forth in this Section 4.04. After becoming so entitled in accordance with this Section 4.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of United Common Stock such holder had the right to receive upon surrender of the Old Certificates or Book-Entry Shares.

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(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of CBTC on the business day after the one-year anniversary of the Effective Date shall be paid to United. Any shareholders of CBTC who have not theretofore complied with this Article IV shall thereafter look only to United for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on United Common Stock deliverable in respect of each share of CBTC Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

4.05        Anti-Dilution Provisions. In the event United changes (or establishes a record date for changing) the number of shares of United Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the outstanding United Common Stock and the record date therefor shall be prior to the Effective Date, or shall establish a record date prior to the Effective Date with respect to any dividend or other distribution in respect of the United Common Stock other than a cash dividend consistent with past practice, the Exchange Ratio shall be proportionately adjusted to provide the holders of CBTC Common Stock the same economic effect as contemplated by this Agreement prior to such event. Notwithstanding any other provisions of this Section 4.05, no adjustment shall be made in the event of the issuance of additional shares of United Common Stock pursuant to any dividend reinvestment plan or direct investment plan of United or in connection with the issuance of shares as consideration in a transaction where United is the surviving corporation or in connection with any offering of shares where United receives consideration in exchange for the shares so offered.

4.06	Equity-Based Awards.

(a) At the Effective Time, each outstanding option (each, a “CBTC Stock Option”) to purchase shares of CBTC Common Stock, whether vested or unvested, under any and all plans of CBTC under which stock options have been granted (collectively, the “CBTC Stock Plans”) shall vest only as provided pursuant to the terms thereof and shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such CBTC Stock Option, the number of shares of United Common Stock equal to (a) the number of shares of CBTC Common Stock subject to the CBTC Stock Option multiplied by (b) the Exchange Ratio. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of CBTC Common Stock that were purchasable pursuant to such CBTC Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each CBTC Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and all other options shall be adjusted in a manner that maintains the options exemption from Section 409A of the Code. At or prior to the Effective Time, CBTC shall use its reasonable best efforts to obtain any necessary consents from optionees with respect to the CBTC Stock Plans to permit replacement of the outstanding CBTC Stock Options by United pursuant to this Section and to permit United to assume the CBTC Stock Plans. CBTC shall further take all action necessary to amend the CBTC Stock Plans to eliminate automatic grants or awards thereunder, if any, following the Effective Time. At the Effective Time, United shall assume the CBTC Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and shall have no obligation to make any additional grants or awards under the CBTC Stock Plans other than those grants or awards that have been made or accrued prior to the Effective Time. United shall file a post-effective amendment to the Registration Statement or an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of United Common Stock subject to such Replacement Options, shall distribute a prospectus relating to such Form S-8, if applicable, and shall use commercially reasonable efforts to maintain the effectiveness of the Registration Statement or registration statement on Form S-8 for so long as such Replacement Options remain outstanding.

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(b) At the Effective Time, each restricted stock unit grant and any other award with respect to a share of CBTC Common Stock subject to vesting, repurchase or other lapse restriction under a CBTC Stock Plan that is outstanding immediately prior to the Effective Time other than a CBTC Stock Option (each, a “CBTC Stock Award”) shall vest only in accordance with the formula and other terms of the CBTC Stock Award, be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of CBTC Common Stock underlying such vested CBTC Stock Award. The Surviving Corporation shall issue the consideration described in this Section 4.06(b) less applicable tax withholdings within five (5) business days following the Effective Date.

(c) United and CBTC agree to adopt any resolutions and take all steps necessary (including obtaining any participant consents or providing any required or advisable notices to any participant) to effect the provisions of this Section 4.06.

4.07        Withholding Rights. United or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority by or on behalf of United or the Exchange Agent, as the case may be, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by United or the Exchange Agent, as the case may be.

ARTICLE V

Actions Pending the Effective Time

5.01        Forbearances of CBTC. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of United (which consent shall not be unreasonably withheld, delayed or conditioned), CBTC will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of CBTC and its Subsidiaries other than in the ordinary course, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, make any capital expenditure in excess of $500,000 in the aggregate or take any action reasonably likely to have an adverse effect upon CBTC’s ability to perform any of its material obligations under this Agreement. For purposes of this Agreement, the term “ordinary course,” with respect to either party, shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to the Pandemic and the Pandemic Measures.

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(b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of CBTC Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of CBTC Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights; provided that none of the foregoing shall restrict CBTC from making equity compensation awards and issuing shares of CBTC Common Stock, rights, employee or director stock options, or similar equity compensation awards under the CBTC Stock Plans in the ordinary course of business consistent with past practice; and provided, further, that any such awards will not exceed the amounts set forth in Section 5.01(b) of CBTC’s Disclosure Schedule.

(c) Dividends, Etc. Except as Previously Disclosed and subject to the terms of Section 7.17, (i) make, declare, pay or set aside for payment any dividend (other than quarterly cash dividends at a rate not to exceed $0.07 per share on CBTC Common Stock and dividends from wholly-owned Subsidiaries to CBTC or another wholly-owned Subsidiary of CBTC) on or in respect of, or declare or make any distribution on any shares of CBTC Common Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock; provided that none of the foregoing shall restrict CBTC from acquiring shares of its capital stock pursuant to the surrender of any such shares in payment of an exercise price or in satisfaction of a Tax withholding obligation, or pursuant to similar transactions, in connection with (x) the exercise of CBTC Stock Options and other Rights Previously Disclosed, and (y) vesting of CBTC Stock Awards.

(d) Compensation; Employment Agreements; Etc. (i) Enter into or amend or renew any employment, change in control employment or similar agreement, consulting, compensation, bonus, severance or similar agreements or arrangements with any director, officer, employee, consultant or other independent contractor service provider of CBTC or its Subsidiaries, except as Previously Disclosed, or (ii) grant any salary or wage increase other than normal individual increases in compensation to employees in the ordinary course of business consistent with past practice.

(e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) as Previously Disclosed or (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase or other equity incentive agreement, award or plan, savings, profit sharing, deferred compensation, SERP, performance driven retirement or similar agreement, consulting, bonus, group insurance, split dollar agreement or arrangement or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer, employee, consultant or other independent contractor or other service provider of CBTC or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock unit or other compensation or benefits payable thereunder.

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(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

(g) Acquisitions. Except in the ordinary course of its business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h) Governing Documents. Amend the CBTC Articles, CBTC Bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of CBTC’s Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or its Regulatory Authorities.

(j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 6.03(k)) or amend or modify any of its existing material contracts in a manner that is material to CBTC and its Subsidiaries taken as a whole.

(k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to CBTC and its Subsidiaries, taken as a whole.

(l) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VIII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m) Risk Management. Except as required by applicable law or regulation, or by formal or informal agreements entered into with Regulatory Authorities, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

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(n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

(o) Subsidiaries. Organize or approve the organization of any Subsidiaries.

(p) Commitments. Agree or commit to do any of the foregoing.

5.02        Forbearances of United. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of CBTC (which consent shall not be unreasonably withheld, delayed or conditioned), United will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of United and its Subsidiaries other than in the ordinary course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon United’s ability to perform any of its material obligations under this Agreement.

(b) Dividends. Make, declare, pay or set aside for payment any extraordinary dividend, other than in connection with the United Stock Repurchase Program; provided that the foregoing restriction shall not restrict United from making, declaring or paying its regular quarterly cash dividends and dividends from wholly-owned Subsidiaries to United or another wholly-owned Subsidiary of United (which, for the avoidance of doubt, will continue to be paid).

(c) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VIII not being satisfied or (2) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(d) Governing Documents. Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the Merger to the shareholders of CBTC.

(e) Commitments. Agree or commit to do any of the foregoing.

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ARTICLE VI

Representations and Warranties

6.01        Disclosure Schedules. On or prior to the date hereof, United has delivered to CBTC a schedule and CBTC has delivered to United a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 6.03 or 6.04 or to one or more of its covenants contained in Article V; provided that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 6.02 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. All of CBTC’s and United’s representations, warranties and covenants contained in this Agreement are qualified by reference to its respective Disclosure Schedule and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of the other party.

6.02        Standard. No representation or warranty of CBTC or United contained in Section 6.03 or 6.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 6.03 or 6.04 has had or is reasonably likely to have a Material Adverse Effect on the party making the representation. For purposes of this Agreement, “knowledge” shall mean (i) with respect to United, actual knowledge of Richard M. Adams, Richard M. Adams, Jr., James J. Consagra, Jr., W. Mark Tatterson, Douglas Ernest and Darren Williams, and (ii) with respect to CBTC, actual knowledge of Rex L. Smith III, Bruce E. Thomas, Jeff R. Cantrell, John M. Oakey, III and William E. Saunders, Jr.

6.03        Representations and Warranties of CBTC. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, CBTC hereby represents and warrants to United:

(a) Organization and Standing. CBTC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. CBTC is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capitalization. As of the date hereof, the authorized capital stock of CBTC consists of (i) 200,000,000 shares of CBTC Common Stock, of which as of May 31, 2021, 22,419,926 shares are outstanding, and (ii) 5,000,000 shares of preferred stock, of which 10,680 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“CBTC Series A Preferred Stock”). No shares of preferred stock of CBTC are outstanding as of the date hereof. As of the date hereof, except pursuant to the terms of options and stock issued pursuant to the CBTC Stock Plans, CBTC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of CBTC Common Stock, CBTC Series A Preferred Stock or any other equity securities of CBTC or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of CBTC Common Stock, CBTC Series A Preferred Stock or other equity securities of CBTC or any of its Subsidiaries. As of May 31, 2021, CBTC has 1,901,500 shares of CBTC Common Stock that are issuable and reserved for issuance upon the exercise of CBTC Stock Options, and 35,000 shares of CBTC Common Stock are subject to unvested CBTC Stock Awards. The outstanding shares of CBTC Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

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(c) Subsidiaries.

(i) CBTC has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary. Except as Previously Disclosed, (A) CBTC owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, or, in the case of BOE Statutory Trust I, all of the outstanding common securities, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by CBTC or its Subsidiaries are fully paid and nonassessable and are owned by CBTC or its Subsidiaries free and clear of any Liens.

(ii) CBTC has Previously Disclosed a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of the date hereof.

(iii) Each of CBTC’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(d) Corporate Power. Each of CBTC and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and CBTC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of required approvals by the shareholders of CBTC, to consummate the transactions contemplated hereby.

(e) Corporate Authority. Subject to receipt of the requisite approval of this Agreement (including the Merger and Plan of Merger) by the holders of a majority of the outstanding shares of CBTC Common Stock entitled to vote thereon (which is the only vote of CBTC shareholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of CBTC and the CBTC Board. Assuming due authorization, execution and delivery by United, this Agreement is a valid and legally binding obligation of CBTC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

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(f) Consents and Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CBTC or any of its Subsidiaries in connection with the execution, delivery or performance by CBTC of this Agreement or to consummate the Merger except for (A) filings of applications or notices with federal and state banking and insurance authorities and the approvals or consents of any federal or state banking and insurance authorities, including, the VBFI and the Federal Reserve Board, (B) the filing of articles of merger with the VSCC pursuant to the VSCA and with the WVSOS pursuant to the WVBCA and the issuance of certificates of merger in connection with the Merger and the Bank Merger, and (C) the filing of the Proxy Statement with the SEC. As of the date hereof, CBTC is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a Materially Burdensome Regulatory Condition.

(ii) Subject to receipt of the regulatory approvals or consents referred to in the preceding paragraph, and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of CBTC or of any of its Subsidiaries or to which CBTC or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the CBTC Articles or the CBTC Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and SEC Documents; Absence of Certain Changes or Events.

(i) CBTC’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2018, 2019 and 2020 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2020, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “CBTC’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of CBTC contained in or incorporated by reference into any of CBTC’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of CBTC and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements of CBTC in any of CBTC’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of CBTC and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

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(ii) Section 6.03(g)(ii) of CBTC’s Disclosure Schedule lists, and upon request, CBTC has delivered to United, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as described in Footnote 8 of Item 303(b) of Regulation S-K) effected by CBTC or its Subsidiaries, since December 31, 2020. Yount, Hyde & Barbour, P.C., which has expressed its opinion with respect to the audited financial statements of CBTC and its Subsidiaries (including the related notes) included in CBTC’s SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).

(iii) CBTC has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2017. Except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) two days prior to the date of this Agreement, CBTC has made available to United copies in the form filed with the SEC of (A) its Annual Reports on Form 10-K for each fiscal year of the Company beginning after December 31, 2017, (B) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of CBTC referred to in clause (A) above, (C) all proxy statements relating to CBTC’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents since the beginning of the first fiscal year referred to in clause (A) above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been made available to United pursuant to this Section 6.03(g)), filed by CBTC with the SEC since the beginning of the first fiscal year referred above, and (F) all comment letters received by CBTC from the staff of the SEC since December 31, 2019 and all responses to such comment letters by or on behalf of CBTC.

(iv) CBTC maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning CBTC and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of CBTC’s filings with the SEC and other public disclosure documents. CBTC maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and as of December 31, 2020, such internal control over financial reporting was effective in providing reasonable assurance to CBTC’s management and its board of directors regarding the preparation and fair presentation of published financial statements in accordance with GAAP. Since December 31, 2017, neither CBTC nor Essex Bank nor, to CBTC’s knowledge, any employee, auditor, accountant or representative of any CBTC Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accuracy or integrity of CBTC’s financial statements or the accounting or auditing practices, procedures, methodologies or methods (including with respect to credit loss reserves, write-downs, charge-offs and accruals) of CBTC, Essex Bank or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that CBTC, Essex Bank or any Subsidiary has engaged in questionable accounting or auditing practices. Except as set forth in Section 6.03(g)(iv) of CBTC’s Disclosure Schedule, to CBTC’s knowledge, each director and executive officer of CBTC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2020. As used in this Section 6.03(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(v) Since December 31, 2020, CBTC and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(vi) Since December 31, 2020, (A) CBTC and its Subsidiaries have conducted their respective businesses in the ordinary course (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to CBTC.

(h) Litigation. Except as Previously Disclosed, no litigation, claim or other proceeding before any Governmental Authority is pending against CBTC or any of its Subsidiaries and, to CBTC’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters.

(i) Neither CBTC nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the VSCC, the Federal Reserve Board and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”, and each individually, a “Regulatory Authority”).

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(ii) Neither CBTC nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii) CBTC is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended.

(iv) Since December 31, 2017, Essex Bank has duly filed with the Federal Reserve Board and VBFI and any other applicable Governmental Authority, as the case may be, all reports, returns, forms, filings, information, data, registrations, submissions, statements, certifications and documents, required to be filed or furnished by it under any applicable Law, including any and all federal and state banking laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable law.

(v) Essex Bank is “well-capitalized” (as that term is defined in applicable laws).

(j) Compliance with Laws.

(i) Each of CBTC and its Subsidiaries is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, Title III of the USA Patriot Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(ii) Each of CBTC and its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to CBTC’s knowledge, no suspension or cancellation of any of them is threatened.

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(iii) Neither CBTC nor any of its Subsidiaries has received, since December 31, 2011, any notification or communication from any Governmental Authority (A) asserting that CBTC or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to CBTC’s knowledge, do any grounds for any of the foregoing exist).

(iv) Since January 1, 2019, CBTC is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy. Each of CBTC and Essex Bank has, in all material respects, valid rights to use and transfer to United and United Bank all individually identifiable personal information of an identifiable or identified natural person relating to customers, former customers and prospective customers that will be transferred to United and United Bank pursuant to this Agreement.

(v) Neither CBTC nor any of its directors, officers or employees, nor, to the knowledge of CBTC, any agent or other Person acting on behalf of CBTC is currently subject to any sanctions administered by Office of Foreign Assets Control. Since December 31, 2017, Essex Bank (i) has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite currency transaction reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the Internal Revenue Service (“IRS”), and (iii) has timely filed all suspicious activity reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable laws.

(vi) Essex Bank is an “insured depositary institution” as defined in the Federal Deposit Insurance Act (“FDIA”) and applicable regulations thereunder, is in compliance in all respects with the applicable provisions of the Community Reinvestment Act of 1977 (the “Community Reinvestment Act”) and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and CBTC has no knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Essex Bank having its current rating lowered.

(k) Material Contracts; Defaults. Except for this Agreement and as Previously Disclosed, neither CBTC nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither CBTC nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) No Brokers. No action has been taken by CBTC that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Piper Sandler & Co.

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(m) Employee Benefit Plans.

(i) On Section 6.03(m)(i) of CBTC’s Disclosure Schedule, CBTC has set forth a complete and accurate list of all existing bonus, incentive, deferred compensation, performance driven retirement agreement, independent contractor or other consulting agreement, pension, retirement (including but not limited to any frozen or terminated retirement or pension plan), SERP, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, restricted stock unit, phantom stock, stock option, severance, welfare and fringe benefit plans including but not limited to vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, flexible spending account, workers’ compensation or other insurance, survivor life insurance, split dollar or other life insurance benefit plan, employment, change in control employment or other agreement or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Employees”), current or former consultant or other independent contractor service provider (the “Consultants”) or current or former director (the “Directors”) of CBTC or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party or with respect to which CBTC or any of its Subsidiaries has any liability (the “Compensation and Benefit Plans”). Except as required by the terms of this Agreement or as Previously Disclosed on Section 6.03(m)(i) of CBTC’s Disclosure Schedule, neither CBTC nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and CBTC is not aware of any circumstances that could adversely affect such qualification or that are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of CBTC, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits. Neither CBTC nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject CBTC or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

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(iii) Except as Previously Disclosed, no Compensation and Benefit Plans currently maintained, or maintained or contributed to by CBTC or any of its Subsidiaries or any entity (an “ERISA Affiliate”) that is considered one employer with CBTC under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a) is a “defined benefit plan” within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA or which is or was subject to Title IV of ERISA (b) is or was a multiemployer plan as defined under Subtitle E of Title IV of ERISA, (c) is or was a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of ERISA, or (d) is or was a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9). To the knowledge of CBTC, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. No liability under Title IV of ERISA has been or is expected to be incurred by CBTC or any CBTC Subsidiary with respect to any applicable Compensation and Benefit Plan. There has been no “reportable event,” within the meaning of ERISA Section 4043. Except as listed on Section 6.03(m)(iii) of CBTC’s Disclosure Schedule, each Compensation and Benefit Plan which is exempt from certain disclosure requirements of ERISA as a “top hat” plan, has timely filed the exemption letter required by the Department of Labor.

(iv) All contributions, payments or premiums required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which CBTC or any of its Subsidiaries is a party have been timely made and all benefits accrued under any unfunded Compensation and Benefit Plan have been paid, accrued or otherwise adequately reserved and reflected on CBTC’s financial statements in accordance with GAAP, and each of CBTC and its Subsidiaries have performed all material obligations required to be performed under all Compensation and Benefit Plans with respect to which CBTC or its Subsidiaries or any ERISA Affiliate has an obligation to contribute. None of CBTC, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) or Section 430(k) of the Code or pursuant to ERISA.

(v) Except as listed on Section 6.03(m)(v) of CBTC’s Disclosure Schedule, neither CBTC nor any of its Subsidiaries has any obligations to provide retiree health and life insurance, retiree long-term care insurance or retiree death or other benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and there has been no communication to Employees by CBTC or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or retiree death or other benefits on a permanent basis.

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(vi) CBTC and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

(vii) With respect to each Compensation and Benefit Plan, if applicable, CBTC has provided or made available to United, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for minimum payments); (G) most recent determination or opinion letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii) Except as set forth on Section 6.03(m)(viii) of CBTC’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan other than the CBTC Stock Plans and except as otherwise provided for in this Agreement (C) result in any material increase in benefits payable under any Compensation and Benefit Plan, (D) result in any obligation to fund any benefit under any Compensation or Benefit Plan, or (E) result in the triggering or imposition of any restrictions or limitations on the right of CBTC or any of its Subsidiaries to amend or terminate any Compensation and Benefit Plan. CBTC and its Subsidiaries may, subject to the limitations imposed by applicable law and the terms of the applicable Compensation and Benefit Plan, without the consent of any employee, beneficiary, or other Person, prospectively terminate, modify, or amend any such Compensation and Benefit Plan effective as of any date on or after the date of this Agreement.

(ix) Except as set forth on Section 6.03(m)(ix) of CBTC’s Disclosure Schedule, neither CBTC nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x) Except as set forth on Section 6.03(m)(x) of CBTC’s Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither United nor CBTC, or any of their respective Subsidiaries will be obligated to make a payment to an Employee of CBTC or any of its Subsidiaries that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. Except as set forth on Section 6.03(m)(x) of CBTC’s Disclosure Schedule, neither CBTC nor any of its Subsidiaries has any obligation to pay any gross-up or reimbursement of taxes under Section 4999 of the Code, or otherwise, with respect to this or any prior transaction.

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(xi) As of the Effective Date, there are no supplemental employment retirement plans (each, a “SERP”) or non-qualified deferred compensation plans (“Deferred Compensation Plans”) between CBTC and any of its employees that have assets through a grantor trust or trusts of which CBTC is the grantor within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code that are subject to claims of creditors, and except as set forth on Section 6.03(m)(xi) of CBTC’s Disclosure Schedule, no such grantor trusts are required to be established on or after the Effective Time by the successor to CBTC or any of its subsidiaries as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), and each Deferred Compensation Plan that is a SERP or non-qualified deferred compensation plan of CBTC is listed on Section 6.03(m)(xi) of CBTC’s Disclosure Schedule.

(xii) Neither CBTC nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject CBTC or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to CBTC or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code, and if any correction procedure authorized under any IRS guidance with respect to Section 409A is necessary or available on or before the Effective Time to prevent any such Section 409A document or operational failure, CBTC agrees to so correct prior to the Effective Time. As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither CBTC nor any of its Subsidiaries will be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to CBTC or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.

(n) Labor Matters. Neither CBTC nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CBTC or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel CBTC or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to CBTC’s knowledge, threatened, nor is CBTC aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

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(o) Takeover Laws. CBTC has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state applicable to CBTC, including Article 14.1 of the VSCA (collectively, “Takeover Laws”).

(p) Environmental Matters. To CBTC’s knowledge, neither the conduct nor operation of CBTC or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to CBTC’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To CBTC’s knowledge, neither CBTC nor any of its Subsidiaries has received any notice from any person or entity that CBTC or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(q) Tax Matters.

(i) All Tax Returns that are required to be filed by or with respect to CBTC and its Subsidiaries have been timely filed (taking into account all applicable extensions), and all Taxes shown to be due on such Tax Returns have been paid in full, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on CBTC’s consolidated financial statements as of December 31, 2020. All assessments for Taxes of CBTC or any of its Subsidiaries due with respect to completed and settled examinations or any concluded litigations have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon CBTC or any of its Subsidiaries. Neither CBTC nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. Neither CBTC nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2020 in excess of the amounts accrued with respect thereto that are reflected in the consolidated financial statements of CBTC as of December 31, 2020. As of the date hereof, neither CBTC nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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(ii) CBTC is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

(r) Risk Management Instruments. All Derivative Transactions whether entered into for the account of CBTC or Essex Bank or by CBTC or Essex Bank for the account of a customer of CBTC or Essex Bank (i) were entered into by CBTC or Essex Bank in the ordinary course of business and in accordance with prudent banking practice and in all material respects with all applicable rules, regulations and policies of all applicable Governmental Authorities, (ii) are legal, valid and binding obligations of CBTC or Essex Bank and, to the knowledge of CBTC, each of the counterparties thereto, and (iii) are in full force and effect and enforceable in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). CBTC and Essex Bank and, to the knowledge of CBTC, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the knowledge of CBTC, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of CBTC on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of CBTC in accordance with GAAP.

(s) Books and Records. The books and records of CBTC and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

(t) Insurance. CBTC has Previously Disclosed a list of all of the insurance policies, binders, or bonds maintained by CBTC or its Subsidiaries. CBTC and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of CBTC reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; CBTC and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Opinion of Financial Advisor. The board of directors of CBTC has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Piper Sandler & Co., to the effect that, as of the date of such opinion, and based upon and subject to factors, assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of CBTC Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

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(v) Loan Matters.

(i) Each Essex Loan currently outstanding (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid liens that have been perfected and (C) to the knowledge of CBTC, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The notes or other credit or security documents with respect to each such outstanding Essex Loan were executed and delivered in compliance in all respects with all applicable laws at the time of origination or purchase by Essex Bank and are complete and correct in all respects.

(ii) Each outstanding Essex Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Essex Loan files are being maintained, in all respects in accordance with the relevant notes or other credit or security documents, CBTC’s written underwriting standards and with all applicable requirements of applicable laws.

(iii) None of the contracts pursuant to which CBTC or Essex Bank has sold Essex Loans or pools of Essex Loans or participations in Essex Loans or pools of Essex Loans contains any obligation to repurchase such Essex Loans or interests therein solely on account of a payment default by the obligor on any such Essex Loan.

(iv) (A) Section 6.03(v)(iv) of CBTC’s Disclosure Schedule sets forth a list of all Essex Loans as of the date hereof by CBTC or Essex Bank to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of CBTC, and (B) there are no employee, officer, director or other affiliate Essex Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O.

(w) Allowance for Loan and Lease Losses. The allowance for loan and lease losses (“ALLL”) reflected in CBTC’s most recent financial statements was in compliance with CBTC’s existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP.

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(x) Assets. CBTC or its Subsidiaries has good and marketable title to those assets reflected in CBTC’s most recent financial statements as being owned by CBTC or acquired after the date thereof (except assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all liens, except (a) statutory liens securing payments not yet due, (b) liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (d) such imperfections or irregularities of title or liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”). CBTC is the lessee of all leasehold estates reflected in CBTC’s most recent financial statements, free and clear of all liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of CBTC, the lessor. There are no pending or, to the knowledge of CBTC, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by CBTC. CBTC owns or leases all properties as are necessary to its operations now conducted.

(y) Investment Securities.

(i) Each of CBTC and Essex Bank has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the CBTC’s financial statements or in CBTC’s SEC Documents and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of CBTC or Essex Bank. Such securities are valued on the books of CBTC in accordance with GAAP in all material respects.

(ii) Each of CBTC and Essex Bank employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that CBTC believes are prudent and reasonable in the context of their respective businesses, and each of CBTC and Essex Bank has, since December 31, 2017, been in compliance with such policies, practices and procedures in all material respects.

(z) Computer Systems and Technology.

(i) The computer, information technology and data processing systems, facilities and services used by CBTC and Essex Bank, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “CBTC Systems”), are reasonably sufficient for the conduct of the respective businesses of CBTC and Essex Bank as currently conducted and (ii) the CBTC Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of CBTC and Essex Bank as currently conducted. To the knowledge of CBTC, since December 31, 2017, no third party has gained unauthorized access to any CBTC Systems owned or controlled by CBTC and Essex Bank, and CBTC and Essex Bank have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the CBTC Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each of CBTC and Essex Bank has implemented backup and business continuity policies, procedures and systems with disaster recovery practices consistent with generally accepted industry standards applicable to CBTC and Essex Bank and sufficient to reasonably maintain the operation of the respective business of CBTC and Essex Bank in all material respects. Each of CBTC and Essex Bank has implemented and maintains commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

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(ii) Since December 31, 2017, each of CBTC and Essex Bank has (A) complied in all material respects with all applicable laws that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of the personal information of customers or other individuals and similar laws governing data privacy, and with all of its internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (B) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of CBTC, since December 31, 2017, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by CBTC, Essex Bank or any other Person.

(aa) Investment Advisory Services. Neither CBTC nor any of its Subsidiaries currently serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor currently acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) or any analogous applicable state law. Essex Bank offers investment management, investment advisory or sub-advisory services, or any other wealth management services including but not limited to trust and estate planning and trust administration either through a third party or pursuant to an exemption from registration under the Investment Advisers Act and any analogous applicable state law. Essex Bank is not conducting any activities that would require it to be registered with the SEC as an investment adviser under the Investment Advisers Act or any analogous applicable state law.

6.04         Representations and Warranties of United. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, United hereby represents and warrants to CBTC:

(a) Organization and Standing. United is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. United is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

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(b) Capitalization.

(i) As of the date hereof, the authorized capital stock of United consists of (A) 200,000,000 shares of United Common Stock, of which as of May 31, 2021, 134,166,080 shares were outstanding, and (B) 50,000,000 shares of preferred stock with par value of $1.00 per share (“United Preferred Stock”), as of the date hereof, none of which are outstanding. As of May 31, 2021, except as set forth in its Disclosure Schedule, United does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of United Common Stock, United Preferred Stock or any other equity securities of United or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of United Common Stock, United Preferred Stock or other equity securities of United or any of its Subsidiaries. As of May 31, 2021, United had 1,670,531 shares of United Common Stock that are issuable and reserved for issuance upon exercise of United Stock Options. The outstanding shares of United Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii) The shares of United Common Stock to be issued in exchange for shares of CBTC Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on Nasdaq.

(c) Subsidiaries. Each of United’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries. United has Previously Disclosed a list of all of its Subsidiaries, together with the jurisdiction of organization of each Subsidiary.

(d) Corporate Power. Each of United and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and United has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Corporate Authority. The execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of United and the United Board. Assuming due authorization, execution and delivery by CBTC, this Agreement is a valid and legally binding obligation of United, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

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(f) Consents and Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by United or any of its Subsidiaries in connection with the execution, delivery or performance by United of this Agreement or to consummate the Merger except for: (A) filings of applications and notices with the federal and state banking and insurance authorities and the approvals or consents of any federal or state banking and insurance authorities, including, the VBFI and the Federal Reserve Board; (B) filings with Nasdaq regarding the United Common Stock to be issued in the Merger; (C) the filing with and declaration of effectiveness of the Registration Statement by the SEC; (D) the filing of articles of merger with the VSCC pursuant to the VSCA and with the WVSOS pursuant to the WVBCA and the issuance of certificates of merger in connection with the Merger and the Bank Merger; (E) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of United Common Stock in the Merger; and (F) receipt of the approvals set forth in Section 8.01(b). As of the date hereof, United is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a Materially Burdensome Regulatory Condition.

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of United or of any of its Subsidiaries or to which United or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of United or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and SEC Documents; Absence of Certain Changes or Events.

(i) United’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2018, 2019 and 2020 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2020, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “United’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of United contained in or incorporated by reference into any of United’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of United and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements of United in any of United’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of United and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

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(ii) Section 6.04(g)(ii) of United’s Disclosure Schedule lists, and upon request, United has delivered to CBTC, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as described in Footnote 8 of Item 303(b) of Regulation S-K) effected by United or its Subsidiaries, since December 31, 2020. Ernst & Young LLP, which has expressed its opinion with respect to the audited financial statements of United and its Subsidiaries (including the related notes) included in United’s SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).

(iii) United has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2017. Except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) two days prior to the date of this Agreement, United has made available to CBTC copies in the form filed with the SEC of (A) its Annual Reports on Form 10-K for each fiscal year of the Company beginning after December 31, 2017, (B) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of United referred to in clause (A) above, (C) all proxy statements relating to United’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents since the beginning of the first fiscal year referred to in clause (A) above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been made available to CBTC pursuant to this Section 6.04(g), filed by United with the SEC since the beginning of the first fiscal year referred above, and (F) all comment letters received by United from the staff of the SEC since December 31, 2019 and all responses to such comment letters by or on behalf of United.

(iv) United maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning United and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of United’s filings with the SEC and other public disclosure documents. United maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and as of December 31, 2020, such internal control over financial reporting was effective in providing reasonable assurance to United’s management and its board of directors regarding the preparation and fair presentation of published financial statements in accordance with GAAP. To United’s knowledge, each director and executive officer of United has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2020. As used in this Section 6.04(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(v) Since December 31, 2020, United and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(vi) Since December 31, 2020, (A) United and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any subsection of Section 6.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to United.

(h) Litigation. No litigation, claim or other proceeding before any Governmental Authority is pending against United or any of its Subsidiaries and, to United’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters.

(i) Neither United nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

(ii) Neither United nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii) United is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, and has elected to be treated as a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(iv) Since December 31, 2017, United Bank has duly filed with the Federal Reserve Board and VBFI and any other applicable Governmental Authority, as the case may be, all reports, returns, forms, filings, information, data, registrations, submissions, statements, certifications and documents, required to be filed or furnished by it under any applicable law, including any and all federal and state banking laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable law.

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(j) Compliance with Laws.

(i) Each of United and its Subsidiaries is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, Title III of the USA Patriot Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(ii) Each of United and its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to United’s knowledge, no suspension or cancellation of any of them is threatened.

(iii) Neither United nor any of its Subsidiaries has received, since December 31, 2011, any notification or communication from any Governmental Authority (A) asserting that United or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to United’s knowledge, do any grounds for any of the foregoing exist).

(iv) Since January 1, 2019, is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.

(v) Neither United nor any of its directors, officers or employees, nor, to the knowledge of United, any agent or other Person acting on behalf of United is currently subject to any sanctions administered by Office of Foreign Assets Control. Since December 31, 2017, United Bank (i) has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite currency transaction reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all suspicious activity reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable laws.

(vi) United Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all respects with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “outstanding” in its most recently completed exam, and United has no knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in United Bank having its current rating lowered.

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(k) Material Contracts; Defaults. Except for this Agreement, neither United nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither United nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) Employee Benefit Plans.

(i) The existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements, change in control agreements, SERPs, Deferred Compensation Plans, equity award agreements, split dollar agreements and other similar practices, policies and arrangements in which current or former employees, consultants or directors of United or any of its Subsidiaries participate or with respect to which United or any of its Subsidiaries has any liability (the “United Compensation and Benefit Plans”) each have been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each United Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “United Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such United Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and United is not aware of any circumstances that could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of United, threatened legal action, suit or claim relating to the United Compensation and Benefit Plans other than routine claims for benefits. Neither United nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any United Compensation and Benefit Plan that would reasonably be expected to subject United or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

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(ii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by United or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA or any multiemployer plan as defined under Subtitle E of Title IV of ERISA currently or formerly maintained or contributed to by any of them, or any single-employer plan of any entity (a “United ERISA Affiliate”) which is considered one employer with United under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a “United ERISA Affiliate Plan”). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any United Compensation and Benefit Plan or by any United ERISA Affiliate Plan within the 36-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or United ERISA Affiliate Plan and, to United’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of United, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any United Compensation and Benefit Plan. Under each United Pension Plan and United ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such United Pension Plan or United ERISA Affiliate Plan), did not exceed the then current value of the assets of such United Pension Plan or United ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such United Pension Plan or United ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

(iii) All contributions, payments or premiums required to be made under the terms of any United Compensation and Benefit Plan or United ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which United or any of its Subsidiaries is a party have been timely made or have been reflected on United’s financial statements. Neither any United Pension Plan nor any United ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each United Pension Plan or United ERISA Affiliate Plan have been made on or before their due dates. None of United, any of its Subsidiaries or any United ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any United Pension Plan or to any United ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, or (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) or Section 430(k) of the Code or pursuant to ERISA.

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(iv) Neither United nor any of its Subsidiaries has any obligations to provide retiree health and life insurance, retiree long-term care insurance, retiree death or other benefits, other than a program to offer to remit premiums and provide some administrative tasks with respect to retiree health and life insurance paid by retirees under any United Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code or similar state laws.

(v) United and its Subsidiaries do not maintain any United Compensation and Benefit Plans covering foreign employees.

(m) No Brokers. No action has been taken by United that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to Performance Trust Capital Partners, LLC.

(n) Environmental Matters. To United’s knowledge, neither the conduct nor operation of United or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to United’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To United’s knowledge, neither United nor any of its Subsidiaries has received any notice from any person or entity that United or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(o) Taxes. As of the date hereof, neither United nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(p) Insurance. United and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of United reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; United and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(q) Opinion of Financial Advisor. The board of directors of United has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Performance Trust Capital Partners, LLC, to the effect that, as of the date of such opinion, and based upon and subject to factors, assumptions and limitations set forth therein, the Exchange Ratio to be paid to the holders of CBTC Common Stock is fair, from a financial point of view, to United. Such opinion has not been amended or rescinded as of the date of this Agreement.

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(r) Allowance for Loan and Lease Losses. The ALLL reflected in United’s most recent financial statements was in compliance with United’s existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP.

(s) Computer Systems and Technology.

(i) The computer, information technology and data processing systems, facilities and services used by United and United Bank, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “United Systems”), are reasonably sufficient for the conduct of the respective businesses of United and United Bank as currently conducted and (ii) the United Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of United and United Bank as currently conducted. To the knowledge of United, since December 31, 2017, no third party has gained unauthorized access to any United Systems owned or controlled by United and United Bank, and United and United Bank have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the United Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each of United and United Bank has implemented backup and business continuity policies, procedures and systems with disaster recovery practices consistent with generally accepted industry standards applicable to United and United Bank and sufficient to reasonably maintain the operation of the respective business of United and United Bank in all material respects. Each of United and United Bank has implemented and maintains commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

(ii) Since December 31, 2017, each of United and United Bank has (A) complied in all material respects with all applicable laws that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of the personal information of customers or other individuals and similar laws governing data privacy, and with all of its internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (B) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of United, since December 31, 2017, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by United, United Bank or any other Person.

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ARTICLE VII

Covenants

7.01         Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of CBTC and United agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

7.02         Shareholder Approval. CBTC agrees to take, in accordance with applicable law and the CBTC Articles and the CBTC Bylaws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by CBTC’s shareholders for consummation of the Merger (including any adjournment or postponement, the “CBTC Meeting”), as promptly as practicable after the Registration Statement is declared effective. The CBTC Board shall recommend that the CBTC shareholders approve and adopt the Agreement and the transactions contemplated hereby; provided that the CBTC Board may fail to make such recommendation, or change, withdraw, qualify or modify, or publicly propose to change, withdraw, qualify or modify, in a manner that is adverse to United, any such recommendation (an “Adverse Recommendation Change”), if the CBTC Board has, after having consulted with its financial advisor with respect to financial matters and having consulted with and considered the advice of its outside legal counsel, determined that the failure to make an Adverse Recommendation Change would be reasonably likely to constitute a breach of the fiduciary duties of the members of the CBTC Board under applicable law; provided that: (a) prior to making an Adverse Recommendation Change, the CBTC Board shall provide written notice to United (a “Notice of Recommendation Change”) of its intent to announce an Adverse Recommendation Change on the fifth (5th) business day following delivery of such notice, which notice shall specify any material terms and conditions of any applicable Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing), and identify the Person making such Superior Proposal, if applicable (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five (5) business day period referred to in this Section 7.02 shall be reduced to three (3) business days following the delivery of such new Notice of Recommendation Change); (b) after providing such Notice of Recommendation Change, CBTC shall negotiate in good faith with United (if requested by United) and provide United reasonable opportunity during the subsequent five (5) business day period to make such adjustments in the terms and conditions of this Agreement as would enable the CBTC Board to proceed without an Adverse Recommendation Change (it being understood that United shall not be required to propose any such adjustments); and (c) the CBTC Board, following such five (5) business day period, determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the members of the CBTC Board under applicable law.

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7.03         Registration Statement.

(a) United agrees to prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed by United with the SEC in connection with the issuance of United Common Stock in the Merger (including the prospectus of United and proxy solicitation materials of CBTC constituting a part thereof (the “Proxy Statement”) and all related documents). CBTC and United agree to cooperate, and to cause their respective Subsidiaries, as applicable, to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement. United agrees to file the Registration Statement (including the Proxy Statement in preliminary form) with the SEC as promptly as reasonably practicable and in any event within 75 days from the date of this Agreement. Each of CBTC and United agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. United also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of United and CBTC agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors and shareholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of United, CBTC or their respective Subsidiaries, as applicable, to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. CBTC shall have the right to review and consult with United and approve the form of, and any characterization of such information included in, the Registration Statement prior to its being filed with the SEC.

(b) Each of CBTC and United agrees, as to itself and its Subsidiaries and affiliates, as applicable, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the CBTC Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement that, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of CBTC and United further agrees that if it shall become aware prior to the date of the CBTC Meeting of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

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(c) United agrees to advise CBTC, promptly after United receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of United Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

7.04         Access; Information.

(a) Each of CBTC and United agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither United or its Subsidiaries nor CBTC or its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of United, CBTC or their respective Subsidiaries, as the case may be, or contravene any applicable law or regulation or binding contract, agreement or arrangement entered into prior to the date of this Agreement; and in any such event, the parties will make appropriate substitute disclosure arrangements.

(b) Each of CBTC and United agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 7.04 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Merger and the other transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.04 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

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(c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

(d) The provisions of this Section 7.04 are in addition to, and not in lieu of, that certain confidentiality agreement dated April 15, 2021, between United and CBTC (the “Confidentiality Agreement”), the terms of which are specifically confirmed.

7.05        Acquisition Proposals. CBTC agrees that it shall not, and shall cause its Subsidiaries and its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any Acquisition Proposal. CBTC shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than United with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. CBTC shall inform United promptly of all relevant details of any inquiries or contacts by third parties relating to the possible disposition of the business or the capital stock of CBTC or any merger, change or control or other business combination involving CBTC. Notwithstanding the foregoing, nothing contained in this Section 7.05 shall prohibit CBTC, prior to the CBTC Meeting and subject to compliance with the other terms of this Section 7.05, from furnishing nonpublic information to, or entering into discussions or negotiations with, any Person that makes an unsolicited, bona fide written Acquisition Proposal with respect to CBTC or any of its Significant Subsidiaries (that did not result from a breach of this Section 7.05), if, and only to the extent that (i) the CBTC Board concludes in good faith, after consultation with and based upon the advice of outside legal counsel, that the failure to take such actions would be reasonably likely to constitute a breach of its fiduciary duties to its shareholders under applicable law, (ii) before taking such actions, CBTC receives from such Person an executed confidentiality agreement providing for reasonable protection of confidential information, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with CBTC and shall contain terms and conditions no less favorable to CBTC with respect to confidentiality than the Confidentiality Agreement, and (iii) the CBTC Board concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal. CBTC shall promptly notify United in writing of CBTC’s receipt of any such Acquisition Proposal or inquiry, the material terms and conditions thereof, the identity of the Person making such Acquisition Proposal or inquiry, and shall keep United reasonably informed on a prompt basis, of the status and material terms of any such Acquisition Proposal and the status of discussions or negotiations with respect thereto, including any material amendments or proposed amendments as to price and other material terms thereof. CBTC agrees that it and its Subsidiaries will not enter into a confidentiality or other agreement with any Person subsequent to the date of this Agreement that would prohibit CBTC from providing any information to United in accordance with this Section 7.05. CBTC agrees that any violation of the restrictions set forth in this Section 7.05 by any representative of CBTC shall be deemed a breach of this Section 7.05 by CBTC.

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7.06        Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

7.07        Exemption from Liability Under Section 16(b). United and CBTC agree that, in order to most effectively compensate and retain certain directors and officers of CBTC in connection with the Merger, both prior to and after the Effective Time, it is desirable that the directors and officers of CBTC not be subject to a risk of liability under Section 16(b) of the Exchange Act, and for that compensatory and retentive purposes agree to the provisions of this Section 7.07. The United Board, or a committee of “Non-Employee Directors” (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause any dispositions of CBTC Common Stock, CBTC Stock Options, CBTC Stock Awards, or acquisitions (and any subsequent dispositions) of United Common Stock or Replacement Options by the directors and officers of CBTC, who, immediately following the Merger, will be officers of United subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law.

7.08        Regulatory Applications.

(a) United and CBTC and their respective Subsidiaries and affiliates, as applicable, (a) shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and (b) covenant and agree that none of the information supplied or to be supplied by such party and any of its Subsidiaries and affiliates, as applicable, for inclusion in any filings with Governmental Authorities will, at the respective time such filing is made be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made not misleading. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under any applicable law, regulation or decree, including agreeing to divest any assets, deposits, lines of business or branches; provided that United shall not be required to agree to any condition or restriction or take any action or commit to take any action if such agreements or the taking of such action would, in the reasonable good faith judgment of the United Board, be materially financially burdensome to the business, operations, financial condition or results of operations of United or CBTC such that, had such condition or requirement been known, United would not, in its reasonable good faith judgment, have entered into this Agreement (a “Materially Burdensome Regulatory Condition”). Each of United and CBTC shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable and, in any event, United shall make all necessary filings and provide any necessary notices within 75 days of the date of this Agreement. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other party upon receiving any communication from a Governmental Authority the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required consent or approval from a Governmental Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, United shall, to the extent permitted by applicable law, (i) promptly advise CBTC of the receipt of any substantive communication from a Governmental Authority with respect to the transactions contemplated hereby and (ii) provide CBTC with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Governmental Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof.

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(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

7.09        Indemnification.

(a) Following the Effective Date and for a period of six years thereafter, United shall indemnify, defend and hold harmless the present directors, officers and employees of CBTC and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that CBTC is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the Commonwealth of Virginia, the CBTC Articles, the CBTC Bylaws and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Virginia law, the CBTC Articles, the CBTC Bylaws and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to United) selected by United and reasonably acceptable to such officer or director. United shall comply with any indemnification agreements between CBTC or its Subsidiaries on the one hand, and their respective directors and officers on the other hand; provided, however, that each of CBTC and its Subsidiaries, as applicable, agrees to exercise its reasonable best efforts to obtain amendments to each indemnification agreement applicable to it prior to the Effective Date so that terms of any such agreement aligns with the time periods set forth in this Section 7.09.

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(b) For a period of six (6) years from and after the Effective Time, United shall (i) maintain in effect (A) the current provisions regarding indemnification of and the advancement of expenses to Indemnified Parties contained in the CBTC Articles and CBTC Bylaws (or comparable organizational documents) of each of CBTC and its Subsidiaries and (B) any indemnification agreements of CBTC and its Subsidiaries with or for the benefit of any Indemnified Parties existing on the date hereof, and (ii) indemnify the Indemnified Parties to the fullest extent permitted by applicable law. For purposes of the foregoing: (i) in the event any claim is asserted within the six (6) year period during which CBTC and its Subsidiaries, (A) all such rights in respect of any such claim shall continue until disposition thereof and (B) the Indemnified Party shall be entitled to advancement of expenses within five (5) business days following receipt of any such claim involving such Indemnified Party; and (ii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under VSCA, the CBTC Articles or CBTC Bylaws or any such agreement, as the case may be, for purposes of the allowance of indemnification or advancement of expenses, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to United. The fees and expenses of such independent legal counsel shall be paid for by United.

(c) For a period of six (6) years from the Effective Time, United shall provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of CBTC or any of its Subsidiaries (determined as of the Effective Time) (as opposed to CBTC) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by CBTC; provided that in no event shall United be required to expend, on an annual basis, more than 200% of the current annual amount expended by CBTC (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if United is unable to maintain or obtain the insurance called for by this Section 7.09(c), United shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of CBTC or any Subsidiary may be required to make application and provide customary representations and warranties to United’s insurance carrier for the purpose of obtaining such insurance. In lieu of the foregoing, United may obtain at or prior to the Effective Time a six (6)-year “tail” policy under CBTC’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Insurance Amount.

(d) Any Indemnified Party wishing to claim indemnification under Section 7.09(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify United thereof; provided that the failure so to notify shall not affect the obligations of United under Section 7.09(a) unless and to the extent that United is actually prejudiced as a result of such failure.

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(e) If United or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of United shall assume the obligations set forth in this Section 7.09.

(f) The provisions of this Section 7.09, (i) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by agreement or otherwise.

7.10        Benefit Plans.

(a) At and following the Effective Time (i) United shall provide employees of CBTC and its Subsidiaries with employee benefit plans substantially similar to those provided to similarly situated employees of United, except with respect to the United Pension Plan, (ii) United shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such employees and their eligible dependents, and (iii) all employees of CBTC and its Subsidiaries shall receive credit for years of service with CBTC, its Subsidiaries and their predecessors prior to the Effective Time for purposes of eligibility and vesting (but not for purposes of benefit accrual other than accrual for vacation; provided that, in accordance with United’s policies, no vacation or paid time off shall thereafter be carried over into a subsequent calendar year except that employees who are retained by United shall be permitted to carry over vacation until the end of 2022 and employees who are not retained by United shall be paid for unused vacation) under United’s benefit plans, except with respect to the United Pension Plan. All employees of CBTC and its Subsidiaries and their eligible dependents will receive credit for co-payments, deductibles and out-of-pocket maximums satisfied by such employees and dependents under the Compensation and Benefit Plans. Except as provided in this Agreement, United shall maintain CBTC’s and its Subsidiaries’ existing employee benefit plans until such time as United has provided similar plans to employees of CBTC and its Subsidiaries as contemplated in the preceding sentence. Employees of CBTC and its Subsidiaries shall not be entitled to accrual of benefits or allocation of contributions under United’s benefit plans based on years of service with CBTC, its Subsidiaries and their predecessors prior to the Effective Date, except with respect to any vacation accrual.

(b) Except for employees of CBTC and its Subsidiaries with individual agreements that provide for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements and shall not have a right to employer-paid outplacement services unless provided in such agreements), United agrees that each employee of CBTC and its Subsidiaries who is involuntarily terminated by United or any of its Subsidiaries (other than for cause) on or within the time period set forth on Section 7.10(b) of United’s Disclosure Schedule, shall receive (i) a severance payment equal to the amounts set forth on Section 7.10(b) of United’s Disclosure Schedule, but only if such employee does not have rights to a severance payment under an employment agreement, in which case no severance payment shall be made to such employee hereunder, and (ii) outplacement services through the date that is set forth on Section 7.10(b) of United’s Disclosure Schedule by an outplacement agency selected by United.

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(c) CBTC shall cause its 401(k) plan to be fully vested and terminated effective immediately prior to or upon the Effective Time, in accordance with applicable law and regulations, and CBTC shall pursue, in United’s sole discretion, the receipt of a favorable determination letter from the IRS relating to such termination. Each employee of CBTC and its Subsidiaries that is a participant in CBTC’s 401(k) plan, and that becomes an eligible employee of United or its Subsidiaries following the Effective Time, shall be eligible to participate in United’s 401(k) plan as soon as administratively practical, in accordance with the terms and conditions of United’s 401(k) plan, after the Effective Time, and, account balances under CBTC’s terminated 401(k) plan will be eligible for distribution or rollover, in accordance with the terms and conditions of the United 401(k) plan and applicable law and regulation, including direct rollover of cash and, provided that CBTC’s terminated 401(k) plan provides for or is validly amended prior to termination to provide for (A) roll out of promissory notes, (B) a period of time during which plan termination does not cause immediate loan default, (C) in-kind distribution of promissory notes, and (D) such other plan provisions as are required for rollout of promissory notes, direct rollover of promissory notes to United’s 401(k) plan, for each such employee in his or her discretion. Any other former employee of CBTC or its Subsidiaries that is employed by United or its Subsidiaries after the Effective Time shall be eligible to be a participant in United’s 401(k) plan upon complying with eligibility requirements. For purposes of administering United’s 401(k) plan, service with CBTC and its Subsidiaries shall be deemed to be service with United for participation and vesting purposes, but not for purposes of benefit accrual.

(d)          (i) Prior to the Effective Time, and effective as of the Effective Time, each of United, CBTC and the key employee of CBTC, as the case may be, will enter into an agreement concerning his employment with United and related matters after the Effective Time in accordance with the terms and conditions set forth in Section 7.10(d)(i) of the United Disclosure Schedule, with such agreement substantially in the form set forth in Section 7.10(d)(i) of the United Disclosure Schedule.

(ii) At and following the Effective Time, United shall honor, and United shall be obligated to perform, or shall cause its Subsidiaries to honor and perform, in accordance with their terms and applicable law, the contractual rights of Employees, Consultants and Directors of CBTC and its Subsidiaries existing as of the Effective Time, including, without limitation, the rights under the plans and agreements set forth in Section 7.10(d)(ii) of the CBTC Disclosure Schedule.

(e) CBTC shall use commercially reasonable efforts to cause the employees of CBTC identified by CBTC and United to enter into retention or stay bonus agreements (in a form mutually agreed to by United and the employee) prior to the Effective Time in accordance with the terms and conditions set forth in Section 7.10(e) of the United Disclosure Schedule.

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7.11        Notification of Certain Matters. Each of CBTC and United shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

7.12        Advisory Board. In connection with the consummation of the Merger, United shall invite all members of the CBTC Board to serve on its Richmond Advisory Board or another appropriate advisory board maintained by United for the region in which such individuals reside.

7.13        Compliance with Laws. Each of CBTC and its Subsidiaries shall comply in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to employees conducting such businesses.

7.14        Operating Functions. CBTC shall cooperate with United in connection with planning for the efficient and orderly combination of the parties and the operation of United (including the former operations of CBTC) after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Time or such later date as United may decide. Notwithstanding the foregoing, (a) United shall not under any circumstance be permitted to exercise control of CBTC prior to the Effective Time, (b) CBTC shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (c) CBTC shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

7.15        Assumption of TRUPs. United acknowledges that BOE Statutory Trust I holds subordinated debentures issued by CBTC and has issued preferred securities that are intended to be “qualified trust preferred securities” as defined in applicable regulatory capital guidelines, or which are eligible for such treatment as grandfathered trust preferred securities. United agrees that at the Effective Time, it shall expressly assume all of CBTC’s obligations under the indentures relating to such subordinated debentures (including, without limitation, being substituted for CBTC) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by said indentures, the subordinated debentures or the trust preferred securities issued by BOE Statutory Trust I, or as may reasonably be requested by the trustees thereunder, and thereafter shall perform all of CBTC’s obligations with respect to the subordinated debentures and the trust preferred securities issued by BOE Statutory Trust I.

7.16        Shareholder Litigation. Each party shall keep the other party reasonably informed with respect to the defense or settlement of any shareholder action against it or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Each party shall give the other party the opportunity to consult with it regarding the defense or settlement of any such shareholder action and shall not settle any such action without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

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7.17        Dividends. CBTC and United shall coordinate with each other regarding the declaration, setting of record dates, and payment dates of dividends with respect to shares of CBTC Common Stock and United Common Stock, it being the intention of the parties that, with respect to the fourth calendar quarter of 2021 (or any subsequent calendar quarter), holders of shares of CBTC Common Stock shall receive either a quarterly dividend on shares of CBTC Common Stock or a quarterly dividend declared with respect to shares of United Common Stock received as Merger Consideration and shall not receive dividends declared in the fourth calendar quarter of 2021 (or any subsequent calendar quarter) with respect to both shares of CBTC Common Stock and shares of United Common Stock received as Merger Consideration.

ARTICLE VIII

Conditions to Consummation of the Merger

8.01        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of United and CBTC to consummate the Merger is subject to the fulfillment or written waiver by United and CBTC prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement and any other matters required to be approved by CBTC’s shareholders for consummation of the Merger shall have been duly approved by the requisite vote of the shareholders of CBTC.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any Materially Burdensome Regulatory Condition.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Listing. The shares of United Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

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8.02        Conditions to Obligation of CBTC. The obligation of CBTC to consummate the Merger is also subject to the fulfillment or written waiver by CBTC prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of United set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and CBTC shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

(b) Performance of Obligations of United. United shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CBTC shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

(c) Opinion of CBTC’s Counsel. CBTC shall have received an opinion of Williams Mullen, counsel to CBTC, in form and substance reasonably satisfactory to CBTC, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368 of the Code. In rendering its opinion, Williams Mullen may require and rely upon representations contained in letters from CBTC, United, officers and employees of CBTC or United, and others, reasonably satisfactory in form and substance to it.

8.03        Conditions to Obligation of United. The obligation of United to consummate the Merger is also subject to the fulfillment or written waiver by United prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of CBTC set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and United shall have received a certificate, dated the Effective Date, signed on behalf of CBTC by the Chief Executive Officer and the Chief Financial Officer of CBTC to such effect.

(b) Performance of Obligations of CBTC. CBTC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and United shall have received a certificate, dated the Effective Date, signed on behalf of CBTC by the Chief Executive Officer and the Chief Financial Officer of CBTC to such effect.

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(c) Opinion of United’s Counsel. United shall have received an opinion of Bowles Rice LLP, counsel to United, in form and substance reasonably satisfactory to United, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” under Section 368 of the Code. In rendering its opinion, Bowles Rice LLP may require and rely upon representations contained in letters from United, CBTC, officers and employees of United or CBTC, and others, reasonably satisfactory in form and substance to it.

(d) Agreement with CBTC Key Employee. The agreement with Rex L. Smith III concerning his employment with United and related matters at and after the Effective Time as set forth on Section 7.10(d)(i) of CBTC’s Disclosure Schedule has been memorialized in a binding, written agreement entered into by Mr. Smith and United Bank, and neither party thereto has taken any action on or before the Effective Time to materially breach or to cancel or terminate any such agreement.

ARTICLE IX

Termination

9.01        Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of United and CBTC, if the board of directors of each so determines by vote of a majority of the members of its entire board of directors.

(b) Breach. At any time prior to the Effective Time, by United or CBTC (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its board of directors so determines by vote of a majority of the members of its entire board of directors, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 6.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which material breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

(c) Delay. At any time prior to the Effective Time, by United or CBTC, if its board of directors so determines by vote of a majority of the members of such party’s entire board of directors, in the event that the Merger is not consummated by May 31, 2022, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

(d) Failure of United Conditions. By United in the event that any of the conditions precedent to the obligations of United to consummate the Merger contained in Sections 8.03(a), 8.03(b) and 8.03(d) cannot be satisfied or fulfilled by the date specified in Section 9.01(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of United’s failure to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the material breach by United of any of its representations or warranties contained in this Agreement).

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(e) Failure of CBTC Conditions. By CBTC in the event that any of the conditions precedent to the obligations of CBTC to consummate the Merger contained in Sections 8.02(a) or 8.02(b) cannot be satisfied or fulfilled by the date specified in Section 9.01(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of CBTC’s breach of Section 7.02, 7.03 or 7.05, CBTC’s failure to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the material breach by CBTC of any of its representations or warranties contained in this Agreement).

(f) No Approval. By CBTC or United, if its board of directors so determines by a vote of a majority of the members of its entire board of directors, in the event (i) final action has been taken by any Governmental Authority whose approval is required for consummation of the Merger and the other transactions contemplated by this Agreement, which final action has become nonappealable and does not approve this Agreement or the transactions contemplated hereby, an application submitted to any Governmental Authority whose approval is required for the consummation of the Merger has been permanently withdrawn at the request or suggestion of such Governmental Authority, or any Governmental Authority has approved of this Agreement or the transactions contemplated hereby with a Materially Burdensome Regulatory Condition (except to the extent that such action, denial or withdrawal or the imposition of such condition is due to the failure of the party seeking to terminate pursuant to this Section 9.01(f) to perform or observe the covenants of such party set forth in this Agreement), or (ii) the shareholder approval required by Section 8.01(a) herein is not obtained at the CBTC Meeting.

(g) Failure to Recommend, Etc. At any time prior to the CBTC Meeting, by United if (i) the CBTC Board has made an Adverse Recommendation Change, (ii) the CBTC Board has failed to reaffirm the recommendation referred to Section 7.02 within ten (10) business days after United requests such reaffirmation in writing at any time following the public announcement of an Acquisition Proposal, or (iii) CBTC has failed to comply in all material respects with its obligations set forth in Sections 7.02 and 7.05.

(h) Superior Proposal.

(i) By CBTC, if the CBTC Board so determines by a vote of the majority of the members of its entire board, at any time prior to the CBTC Meeting, in order to concurrently enter into an agreement with respect to an Acquisition Proposal that was received and considered by CBTC in compliance with Section 7.05 and (A) that would, if consummated, result in a transaction that is more favorable to CBTC’s shareholders from a financial point of view than the Merger and (B) is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required approvals of Governmental Authorities on a timely basis and otherwise reasonably capable of being completed on the terms proposed (a “Superior Proposal”); provided that (X) this Agreement may be terminated by CBTC pursuant to this Section 9.01(h)(i) only after the fifth (5th) business day following United’s receipt of written notice from CBTC advising United that CBTC is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such five (5) business day period, United does not make an offer to CBTC that the CBTC Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal and (Y) CBTC pays the Fee specified in Section 9.03.

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(ii) By United, if CBTC enters into an Acquisition Agreement.

(i) Decline in United Common Stock Price. (i) By CBTC, at any time during the five (5) day period following the Determination Date, if both of the following conditions are satisfied:

(A)	the Average United Stock Price shall be less than $33.37; and

(B)	(1) the quotient of the Average United Stock Price divided by the Starting Price (such quotient being the “United Ratio”), shall be less than eighty percent (80%) of (2) the quotient of the Average Index Price divided by the Index Price on the Starting Date (such quotient being the “Index Ratio”).

provided, however, that if CBTC refuses to consummate the Merger pursuant to this Section 9.01(i)(i), it shall give prompt written notice thereof to United (and provided that such CBTC notice of election to terminate may be withdrawn at any time within the aforementioned five (5) day period). During the five (5) day period commencing with its receipt of such notice, United shall have the option to increase the consideration to be received by the holders of CBTC Common Stock hereunder, by either:

(a)	increasing the Exchange Ratio (calculated to the nearest one ten-thousandth); or

(b)	provided that it does not and will not prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, paying, as part of the Merger Consideration, to each recipient of Merger Consideration, a cash payment (in addition to, and not in lieu of, issuing shares of United Common Stock to them) (the “Additional Cash Payment Per Share”), in either case so that the value of the Merger Consideration (calculated based on the Average United Stock Price and including any Additional Cash Payment Per Share) to be received by each recipient thereof equals the lesser of:

(x)	the product of the Starting Price, 0.80 and the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 9.01(i)(X)); and

(y)	an amount equal to (1) the product of the Index Ratio, 0.80, the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 9.01(i)(X)), and the Average United Stock Price, divided by (2) the United Ratio.

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If United so elects within such five (5) day period, it shall give prompt written notice to CBTC of such election and the revised Exchange Ratio or the Additional Cash Payment Per Share, as applicable, whereupon no termination shall have occurred pursuant to this Section 9.01(i) and this Agreement shall remain in effect in accordance with its terms; provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this section, if applicable, and any references in this Agreement to the Merger Consideration shall thereafter include the Additional Cash Payment Per Share as set forth in this section, if applicable.

(ii)           For purposes of Section 9.01(i), the following terms shall have the meanings indicated:

“Average United Stock Price” shall mean the average of the closing sale prices of United Common Stock as reported on Nasdaq during the twenty (20) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date.

“Average Index Price” shall mean the average of the daily current market price of the Index for the twenty (20) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date.

“Determination Date” shall mean the latest of (i) the date on which the last approval, consent or waiver of any Governmental Authority required to permit the consummation of the transactions contemplated by this Agreement is received and all statutory waiting periods in respect thereof shall have expired, and (ii) the date of the receipt of the shareholder approval of CBTC set forth in Section 7.02.

“Index” shall mean the KBW Regional Banking Index (KRX).

“Index Price” on a given date shall mean the closing price of the Index for that day.

“Starting Date” shall mean June 1, 2021

“Starting Price” shall mean $41.71 per share.

9.02        Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.03, (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination, and (iii) Sections 7.03(b), 7.04(b), 9.02, 9.03, 10.05, 10.06, 10.07, 10.08, 10.09 and 10.10 shall survive any termination of this Agreement.

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9.03        Fees and Expenses.

(a) In the event that, (i) this Agreement shall be terminated by CBTC pursuant to Section 9.01(h)(i) or by United pursuant to Section 9.01(h)(ii), then CBTC shall pay United promptly (but in no event later than two business days after the date of termination of this Agreement by CBTC) a fee of $12,132,000 (the “Fee”), which amount shall be payable in immediately available funds or (ii) this Agreement is terminated by United pursuant to Section 9.01(g), and prior to that date that is 12 months after such termination, CBTC or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is consummated before or after termination of this Agreement), then CBTC shall pay United the Fee on the earlier of such date of execution or consummation, which amount shall be payable in immediately available funds. For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning set forth in the definition of “Acquisition Proposal” in Section 1.01 except that the references to “24.99%” shall be deemed to be references to “50.01%.” In no event shall CBTC be required to pay the Fee on more than one occasion.

(b) The agreements contained in subsection (a) of this Section 9.03 shall be deemed an integral part of the transactions contemplated by this Agreement, and without such agreements the parties would not have entered into this Agreement. A Fee payable pursuant to subsection (a) of this Section 9.03 shall be the sole and exclusive remedy of United in the event such Fee is payable as specified therein. In the event that CBTC fails to pay the Fee when due, then CBTC shall pay such Fee plus the costs and expenses actually incurred by United (including, without limitation, fees and expenses of counsel) in connection with the collection of such Fee under the enforcement of this Section 9.03, together with interest on such unpaid Fee and costs and expenses, commencing on the date that such Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Base Rate plus 2.00%.

ARTICLE X

Miscellaneous

10.01      Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 2.02(b), 7.09, 7.10, and this Article X and those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, all of which shall survive the Effective Time).

10.02     Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the CBTC Meeting, this Agreement may not be amended if it would violate the VSCA.

10.03      Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

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10.04      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

10.05      Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable). The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.

10.06      Expenses. Subject to the obligations of CBTC set forth in Section 9.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses shall be shared equally between CBTC and United.

10.07      Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to CBTC, to:

Community Bankers Trust Corporation

9954 Mayland Drive, Suite 2100

Richmond, Virginia 23233

Attention: Rex L. Smith III

John M. Oakey, III

With a copy to:

Williams Mullen

200 S. 10th Street, Suite 1600

Richmond, Virginia 23219

Facsimile: (804) 420-6507

Attention: Scott H. Richter

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If to United, to:

United Bankshares, Inc.

514 Market Street

Parkersburg, West Virginia 26101

Attention: Richard M. Adams

W. Mark Tatterson

With a copy to:

Bowles Rice LLP

600 Quarrier Street

Charleston, West Virginia 25301

Facsimile: (304) 343-3058

Attention: Sandra M. Murphy, Esq.

10.08            Entire Understanding; No Third-Party Beneficiaries. This Agreement (including the Disclosure Schedules attached hereto and incorporated herein) and the Confidentiality Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 7.09, which shall inure to the benefit of the Persons referred to in such Section, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.09            Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other parties, Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.10            Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any other Section to which the relevance of such item is reasonably apparent.

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10.11            Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The Disclosure Schedules as well as all other schedules and exhibits to this Agreement shall be deemed to be part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms refer to this Agreement as a whole and not any specific Section. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires. No provision of this Agreement shall be construed to require CBTC, United or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation. The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement. No party to this Agreement shall be considered the draftsman.

10.12            Publicity. United and CBTC each shall consult with the other prior to issuing any press releases, filing any material pursuant to SEC Rules 165 or 425, or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby, and prior to making any filings with respect to any third party and/or any Governmental Authority with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with, or rules of, Nasdaq or in connection with the regulatory application process, in which case the party required to make the release or announcement shall consult with the other to the extent practicable. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

[Signature page follows this page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

COMMUNITY BANKERS TRUST CORPORATION

By:	/s/ Rex L. Smith, III
Name:	Rex L. Smith, III
Title:	President and Chief Executive Officer

UNITED BANKSHARES, INC.

By:	/s/ Richard M. Adams
Name:	Richard M. Adams
Title:	Chairman of the Board and Chief Executive Officer

Signature Page to the Agreement and Plan of Reorganization

Exhibit A

PLAN OF MERGER

merging

COMMUNITY BANKERS TRUST CORPORATION,

a Virginia bank holding company

with and into

UNITED BANKSHARES, INC.,

a West Virginia financial holding company

1.            Merger. Community Bankers Trust Corporation (“CBTC”), a Virginia bank holding company incorporated pursuant to the Virginia Stock Corporation Act (the “VSCA”), shall upon the Effective Time (as defined in Section 2.a) be merged (the “Merger”) with and into United Bankshares, Inc. (“United”), a West Virginia financial holding company incorporated pursuant to the West Virginia Business Corporation Act (“WVBCA”). As a result of the Merger, the separate corporate existence of CBTC shall cease and United shall continue as the surviving entity (the “Surviving Entity”) following the Merger. The existence of United, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected and unimpaired by the Merger.

2.            Effective Time; Effects of the Merger.

a.            The Merger shall become effective at the latest of: (i) the issuance by the West Virginia Secretary of State (“WVSOS”) of a certificate of merger relating to the Merger; (ii) the issuance by the Virginia State Corporation Commission (the “SCC”) of a certificate of merger relating to the Merger; and (iii) the time set forth in articles of merger relating to the Merger to be filed with the WVSOS and the SCC; such time referred to herein as the “Effective Time.”

b.            At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA and Section 31D-11-1107 of the WVBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the separate corporate existence of CBTC shall cease and all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of CBTC shall be vested in, and all debts, liabilities and obligations of CBTC shall be the obligation of, United as the Surviving Entity, all without further act or deed, in accordance with the applicable provisions of the VSCA and the WVBCA.

3.            Articles of Incorporation. The articles of incorporation, as amended, of United in effect at the Effective Time shall be the articles of incorporation of the Surviving Entity, until the same shall thereafter be altered, amended or repealed as provided therein or by applicable law.

4.            Bylaws. The bylaws, as amended, of United in effect at the Effective Time shall be the bylaws of the Surviving Entity, until the same shall thereafter be altered, amended or repealed as provided therein or by applicable law.

5.            Board of Directors; Officers. From and after the Effective Time, the directors of United immediately prior to the Effective Time shall be the directors of the Surviving Entity until their successors are duly appointed or elected. From and after the Effective Time, the officers of United immediately prior to the Effective Time shall be the officers of the Surviving Entity until their successors are duly appointed or elected. United shall invite all members of the CBTC Board of Directors to serve on United’s Richmond Advisory Board or another appropriate advisory board maintained by United for the region in which such individuals reside.

6.            Manner and Basis of Converting Securities. At the Effective Time, by virtue of the Merger and without any action on the part of United, CBTC or any holder of any shares of capital stock of United or CBTC:

a.            CBTC Common Stock.

i.            At the Effective Time, each share of common stock, $0.01 par value per share, of CBTC (“CBTC Common Stock”) (excluding shares of CBTC Common Stock held by United or any United subsidiary, in each case other than in a fiduciary capacity or as a results of debts previously contracted, which shares shall (i) not be exchanged for shares of United Common Stock and (ii) be canceled and extinguished for no consideration, and shall be marked “canceled in merger” as of the Effective Time) issued and outstanding immediately prior to the Effective Time shall automatically be converted into and exchangeable for the right to receive 0.3173 (the “Exchange Ratio”) shares of common stock, $2.50 par value per share, of United (“United Common Stock”, and together with cash in lieu of fractional shares as provided in Section 6.b below, collectively, the “Merger Consideration”).

ii.            Effective as of the Effective Time, each share of CBTC Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, as defined in Section 6.e) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of certificates that immediately prior to the Effective Time evidenced shares of CBTC Common Stock (each, a “CBTC Certificate”), and each holder of non-certificated shares of CBTC Common Stock (“CBTC Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such CBTC Certificate or CBTC Book-Entry Shares in accordance with Section 7.

b.            No Fractional Shares. No fractional shares of United Common Stock shall be issued in respect of shares of CBTC Common Stock that are to be converted in the Merger into the right to receive shares of United Common Stock. Holders of CBTC Common Stock entitled to fractional shares shall be entitled to receive in lieu of any fractional share of United Common Stock to which such holder would otherwise have been entitled pursuant to Sections 6.a and 7 an amount in cash (without interest) (the “Cash Consideration”), rounded to the nearest whole cent (with one-half cent being rounded upwards), equal to the product obtained by multiplying (i) the fractional share of United Common Stock to which such holder would otherwise be entitled (after taking into account all shares of CBTC Common Stock held by such holder immediately prior to the Effective Time) by (ii) the volume-weighted average of the closing sales price for United Common Stock for the 20 consecutive full trading days on which such shares are actually traded on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the second trading day immediately preceding the Effective Time.

c.            Adjustment for Certain Transactions in United Common Stock. If, on or after the date of the Agreement and Plan of Reorganization, by and between United and CBTC, dated as of June 2, 2021 (the “Merger Agreement”), and prior to the Effective Time, United changes (or establishes a record date for changing) the number of shares of United Common Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the then outstanding United Common Stock, or establishes a record date prior to the Effective Date with respect to any dividend or distribution in respect of United Common Stock other than a cash dividend consistent with past practice, the Exchange Ratio shall be proportionately adjusted to provide holders of CBTC Common Stock the same economic effect as contemplated by the Merger Agreement prior to such action. Notwithstanding any other provisions of this Section, no adjustment shall be made in the event of the issuance of additional shares of United Common Stock pursuant to any dividend reinvestment plan or direct investment plan of United or in connection with the issuance of shares as consideration in a transaction where United is the surviving corporation or in connection with any offering of shares where United receives consideration in exchange for the shares so offered.

d.            United Common Stock. Each share of United Common Stock outstanding immediately prior to the Effective Time shall be unchanged, and shall continue to represent an issued and outstanding share of United Common Stock.

e.            CBTC Common Stock Held by United. All shares of CBTC Common Stock owned directly or indirectly by United or any of United’s wholly owned subsidiaries (other than shares held in a fiduciary capacity or as a result of debts previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Entity and shall not be exchanged for the Merger Consideration; such cancelled and retired shares are referred to herein as, the “Excluded Shares”.

f.            CBTC Equity-Based Awards.

(i) At the Effective Time, each outstanding option (each, a “CBTC Stock Option”) to purchase shares of CBTC Common Stock, whether vested or unvested, under any and all plans of CBTC under which stock options have been granted (collectively, the “CBTC Stock Plans”) shall vest pursuant to the terms thereof and shall be converted an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such CBTC Stock Option, the number of shares of United Common Stock equal to (a) the number of shares of CBTC Common Stock subject to the CBTC Stock Option multiplied by (b) the Exchange Ratio. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of CBTC Common Stock that were purchasable pursuant to such CBTC Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each CBTC Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be adjusted in accordance with the requirements of Section 424 of the Code and all other options shall be adjusted in a manner that maintains the options exemption from Section 409A of the Code. At or prior to the Effective Time, CBTC shall use its reasonable best efforts to obtain any necessary consents from optionees with respect to the CBTC Stock Plans to permit replacement of the outstanding CBTC Stock Options by United pursuant to this Section and to permit United to assume the CBTC Stock Plans. CBTC shall further take all action necessary to amend the CBTC Stock Plans to eliminate automatic grants or awards thereunder, if any, following the Effective Time. At the Effective Time, United shall assume the CBTC Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and shall have no obligation to make any additional grants or awards under the CBTC Stock Plans other than those grants or awards that have been made or accrued prior to the Effective Time. United shall file a post-effective amendment to the Registration Statement or an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of United Common Stock subject to such Replacement Options, shall distribute a prospectus relating to such Form S-8, if applicable, and shall use commercially reasonable efforts to maintain the effectiveness of the Registration Statement or registration statement on Form S-8 for so long as such Replacement Options remain outstanding.

(ii) At the Effective Time, except as otherwise provided in this Section 6.f, each restricted stock unit grant and any other award with respect to a share of CBTC Common Stock subject to vesting, repurchase or other lapse restriction under a CBTC Stock Plan that is outstanding immediately prior to the Effective Time other than a CBTC Stock Option (each, a “CBTC Stock Award”) shall vest only in accordance with the formula and other terms of the CBTC Stock Award, be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of CBTC Common Stock underlying such vested CBTC Stock Award and the shares of CBTC Common Stock subject to such CBTC Stock Award will be treated in the same manner as all other shares of CBTC Common Stock for such purposes.

7.            CBTC Common Stock Exchange Procedures.

a.            Exchange Agent; Merger Consideration. United shall appoint its transfer agent, Computershare Limited (the “Exchange Agent”), for the purpose of exchanging CBTC Certificates and CBTC Book-Entry Shares for the Merger Consideration. At or prior to the Effective Time, United shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of CBTC Common Stock and for exchange in accordance with this Plan of Merger, or shall duly authorize and direct issuance by the Exchange Agent in accordance with this Section 7 of, (i) certificates, or, at United’s option, evidence of shares in book-entry form, representing the shares of United Common Stock, and (ii) an amount of cash necessary to pay the Cash Consideration.

b.            Surrender of CBTC Certificates and CBTC Book-Entry Shares. United shall cause the Exchange Agent, not later than five (5) business days after the Effective Time, to mail to each holder of one or more CBTC Certificates or of CBTC Book-Entry Shares a form letter of transmittal for return to the Exchange Agent containing instructions for use in effecting the surrender of the CBTC Certificates and CBTC Book-Entry Shares in exchange for the Merger Consideration into which the CBTC Common Stock represented by such CBTC Certificates and CBTC Book-Entry Shares shall have been converted as a result of the Merger. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the CBTC Certificates and CBTC Book-Entry Shares shall pass, only upon delivery of the CBTC Certificates and CBTC Book-Entry Shares to the Exchange Agent. Upon proper surrender of a CBTC Certificate or CBTC Book-Entry Shares for exchange and cancellation to the Exchange Agent or compliance with the provisions of Section 7.e, together with a properly completed letter of transmittal, duly executed, the holder of such CBTC Certificate or CBTC Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration and the CBTC Certificate and/or CBTC Book-Entry Shares so surrendered shall be cancelled. Any portion of the Merger Consideration that remains unclaimed by the holders of CBTC Common Stock on the business day after the one-year anniversary of the Effective Date shall be paid to United. Any holders of CBTC Common Stock who have not theretofor complied with this Section 7.b. shall thereafter look only to United for payment of the Merger Consideration, cash in lieu of fractional shares and unpaid dividends and distributions on United Common Stock deliverable in respect of each share of CBTC Common Stock such shareholder holds as determined pursuant to the Merger Agreement, in each case, without any interest thereon. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of CBTC, without interest, upon proper surrender of his, her or its CBTC Certificates or delivery of an affidavit of loss as described in Section 7.e.

c.            Rounding of Cash in Lieu of Fractional Shares. All dollar amounts payable to any shareholder as a result of the payment of cash in lieu of fractional shares pursuant to Section 6.b will be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares registered in such shareholder’s name. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of CBTC Certificates.

d.            Automatic Conversion of CBTC Certificates and CBTC Book-Entry Shares. Following the Effective Time, CBTC Certificates and CBTC Book-Entry Shares that formerly represented shares of CBTC Common Stock that are to be converted into the United Common Stock shall be deemed for all purposes to represent the number of whole shares of United Common Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 7, the holders of such shares shall not be entitled to receive dividends or other distributions or payments in respect of United Common Stock.

e.            Lost CBTC Certificates; Failure to Surrender CBTC Certificates. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such CBTC Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond, in such reasonable amount as the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such CBTC Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed CBTC Certificate, the Merger Consideration to be paid in respect of the shares of CBTC Common Stock represented by such CBTC Certificate.

8.            Amendment. Subject to the terms of the Merger Agreement, this Plan of Merger may be amended by the Board of Directors of United and CBTC at any time prior to the Effective Time; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the CBTC shall not change any of the following unless the amendment is subject to approval of the shareholders of CBTC:

a.            the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property or rights to be received under this Plan of Merger by the CBTC shareholders;

b.            any of the other terms or conditions of this Plan of Merger if the change would adversely CBTC shareholders in any material respect; or

c.            any term of the articles of incorporation of CBTC, as amended, or the articles of incorporation of United, as amended.

9.            Abandonment. At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Merger Agreement, without further shareholder action in the manner determined by the Boards of Directors of United and CBTC. Written notice of such abandonment shall be filed with the WVSOS and SCC prior to the Effective Time.

Exhibit B

AGREEMENT AND PLAN OF MERGER

of

ESSEX BANK

with and into

UNITED BANK

THIS AGREEMENT AND PLAN OF MERGER by and between Essex Bank (“Essex Bank”) and United Bank (“United Bank”) is dated as of [●], 2021 (this “Bank Merger Agreement”).

WHEREAS, Essex Bank is a Virginia chartered commercial bank organized and existing under the Code of Virginia (the “Virginia Code”) with its principal office at 9954 Mayland Drive, Suite 2100, Richmond, Virginia 23233 with an authorized capitalization of 4,000,000 shares of common stock, $5.00 par value per share (“Essex Bank Capital Stock”), of which 1,167,790 shares of Essex Bank Capital Stock are outstanding; and

WHEREAS, United Bank is a Virginia chartered commercial bank organized and existing under the Virginia Code with its principal office at 11185 Fairfax Boulevard, Fairfax, Virginia 22030, with an authorized capitalization of 200,000 shares of common stock, par value $10.00 per share (“United Bank Capital Stock”), of which 200,000 shares are outstanding; and

WHEREAS, Essex Bank is a wholly owned subsidiary of Community Bankers Trust Corporation, a Virginia corporation and bank holding company having its headquarters at 9954 Mayland Drive, Suite 2100, Richmond, Virginia 23233 (“CBTC”); and

WHEREAS, United Bank is a wholly owned subsidiary of United Bankshares, Inc. a West Virginia corporation and financial holding company having its headquarters at 300 United Center, 500 Virginia Street, East, Charleston, West Virginia 25301 (“United”); and

WHEREAS, prior to the entry into this Bank Merger Agreement, United and CBTC entered into an Agreement and Plan of Reorganization dated as of June 2, 2021 (as such agreement may hereafter be amended or supplemented from time to time, the “Reorganization Agreement”) pursuant to which United has agreed to acquire CBTC by means of the merger of CBTC with and into United with United surviving such merger (the “Merger”); and

WHEREAS, it is contemplated pursuant to the Reorganization Agreement that, after the Merger, Essex Bank will be merged with and into United Bank, with United Bank surviving the merger (the “Bank Merger”); and

WHEREAS, each of the Boards of Directors of Essex Bank and United Bank has determined that the Bank Merger would be in the best interests of its respective bank, has approved the Bank Merger and has authorized its respective bank to enter into this Bank Merger Agreement; and

WHEREAS, the parties hereto intend that the Bank Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Bank Merger Agreement is intended to be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties do hereby agree as follows:

ARTICLE I

At the Effective Time (as defined in Section 4.1), subject to the terms and conditions of this Bank Merger Agreement, Essex Bank shall be merged with and into United Bank, and United Bank shall be the surviving institution resulting from the Bank Merger (the “Merged Bank”), pursuant to Section 6.2-822 of the Code of Virginia. The Bank Merger shall have the effect provided in Section 6.2-822.C of the Code of Virginia.

ARTICLE II

The name of the Merged Bank in the Bank Merger shall be “United Bank.”

ARTICLE III

The business of the Merged Bank shall be that of a Virginia chartered commercial bank. The business shall be conducted by the Merged Bank at its principal office, which shall be located at the principal office of United Bank at 11185 Fairfax Boulevard, Fairfax, Virginia 22030, at all duly authorized and operating branches of United Bank and Essex Bank as of the Effective Time (as hereinafter defined), together with the principal office of Essex Bank, which shall be operated as a branch of the Merged Bank, and at all other offices and facilities of United Bank and Essex Bank established as of the Effective Time.

ARTICLE IV

Section 4.1      At the time the Bank Merger becomes effective (the “Effective Time”), the separate existence of Essex Bank shall cease and the corporate existence of United Bank, as the Merged Bank, shall continue unaffected and unimpaired by the Bank Merger; and the Merged Bank shall be deemed to be the same business and corporate entity as each of Essex Bank and United Bank. At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of Essex Bank and United Bank shall vest in United Bank as the Merged Bank, and the Merged Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of Essex Bank and United Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of Essex Bank and United Bank as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Merged Bank; provided, however, that the Merged Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise that is not conferred on the Merged Bank by the Virginia Code or applicable regulations.

Section 4.2      The Merged Bank, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of Essex Bank and United Bank immediately prior to the Effective Time.

ARTICLE V

Section 5.1      At the Effective Time, (i) all of the shares of Essex Bank Capital Stock validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor, and (ii) the shares of United Bank Capital Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

Section 5.2      At and after the Effective Time, certificates evidencing shares of Essex Bank Capital Stock shall thereafter not evidence any interest in Essex Bank or the Merged Bank.

Section 5.3      The stock transfer book of Essex Bank shall be closed as of the Effective Time and, thereafter, no transfer of any shares of Essex Bank Capital Stock shall be recorded therein.

Section 5.4      Any outstanding options or other rights to acquire shares of Essex Bank Capital Stock outstanding as of the Effective Time shall be canceled at the Effective Time.

ARTICLE VI

Section 6.1      Upon the Effective Time, the Board of Directors of the Merged Bank shall be comprised of those persons serving as directors of United Bank immediately prior to the Effective Time. Each such director shall hold office until the next annual meeting of the shareholder of the Merged Bank at which directors are elected, unless sooner removed, resigned, disqualified or deceased, and until his or her successor has been elected and qualified.

Section 6.2      The officers of United Bank serving immediately prior to the Effective Time shall serve as the officers of the Merged Bank, as the successor institution, until their successors are duly appointed by the Board of Directors of the Merged Bank.

ARTICLE VII

From and after the Effective Time, (i) the Articles of Incorporation, as amended, of the Merged Bank shall be the Articles of Incorporation of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law, and (ii) the Bylaws, as amended, of the Merged Bank shall be the Bylaws of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

ARTICLE VIII

This Bank Merger Agreement may be amended by a subsequent writing signed by all of the parties hereto, except that no provision in Article IX may be amended or waived at any time pursuant to its terms. This Bank Merger Agreement may be terminated by mutual consent of Essex Bank and United Bank at any time prior to the Effective Time. In addition, this Bank Merger Agreement will terminate, and be of no further force or effect, upon the termination of the Reorganization Agreement without any action by either party hereto.

ARTICLE IX

Section 9.1      This Bank Merger Agreement and the Bank Merger shall be adopted and approved by the written consent of the sole holder of all of the outstanding shares of Essex Bank Capital Stock and by the written consent of the sole holder of all of the outstanding shares of United Bank Capital Stock.

Section 9.2      The Effective Time shall be the later of: (i) the issuance by the Virginia State Corporation Commission (the “VSCC”) of a certificate of merger relating to the Bank Merger; and (ii) the time set forth in articles of merger relating to the Bank Merger filed with the VSCC; provided, however, that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the Merger.

Section 9.3      Notwithstanding any provision of this Bank Merger Agreement to the contrary, it shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, (i) immediately prior to the Effective Time, the Merger shall have been consummated and United shall be the sole holder of all of the issued and outstanding shares of Essex Bank Capital Stock and all of the issued and outstanding shares of United Bank Capital Stock, either directly or indirectly, and (ii) all required regulatory approvals shall have been obtained and any waiting periods shall have expired.

Section 9.4      Each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Reorganization Agreement.

ARTICLE X

Any notice or other communication required or permitted under this Bank Merger Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

if to Essex Bank:

Rex L. Smith, III, President and Chief Executive Officer

John M. Oakey, III, Executive Vice President, General Counsel and Secretary

Essex Bank

9954 Mayland Drive, Suite 2100

Richmond, Virginia 23233

Fax: (804) 934-9299

E-mail:	rsmith@essexbank.com
joakey@essexbank.com

Copy to:

Scott H. Richter

200 S. 10th Street, Suite 1600

Richmond, Virginia 23219

Fax: (804) 420-6507

E-mail: srichter@williamsmullen.com

if to United Bank:

James J. Consagra, Jr., Chief Executive Officer

United Bank

1118 Fairfax Boulevard

Fairfax, Virginia 22030

Fax: (703) 442-7190

E-mail: james.consagra@bankwithunited.com

Copy to:

Sandra M. Murphy

Bowles Rice LLP

600 Quarrier Street

Charleston, West Virginia 25301

Fax: (304) 343-3058

E-mail: smurphy@bowlesrice.com

or to such other address as such party may designate by notice to the others and shall be deemed to have been given upon receipt.

ARTICLE XI

From time to time as and when reasonably requested by the Merged Bank and to the extent permitted by law and at the expense of the Merged Bank, the officers and directors of Essex Bank and United Bank last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Merged Bank title to, and possession of, all of the property, rights, power and franchises of Essex Bank and United Bank, including, without limitation, all rights and interests of Essex Bank and United Bank in any fiduciary and/or custodial capacity, and otherwise to carry out the purposes of this Bank Merger Agreement, and the proper officers and directors of the Merged Bank, as the receiving and surviving entity, are fully authorized to take any and all such action in the name of Essex Bank and United Bank or otherwise.

ARTICLE XII

This Bank Merger Agreement is binding upon and is for the benefit of Essex Bank and United Bank and their respective successors and permitted assigns; provided, however, that neither this Bank Merger Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of each other party hereto. This Bank Merger Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Bank Merger Agreement.

ARTICLE XIII

This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent federal law may be applicable.

ARTICLE XIV

This Bank Merger Agreement shall constitute a plan of “reorganization” for the Bank Merger within the meaning of Section 368(a) of the Code.

ARTICLE XV

This Bank Merger Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Essex Bank and United Bank have each caused this Agreement and Plan of Merger to be executed as of the date first above written.

ESSEX BANK

By:
Rex L. Smith, III
Title:	President and Chief Executive Officer

UNITED BANK

By:
James J. Consagra, Jr.
Title:	Chief Executive Officer

Signature Page to the Agreement and Plan of Merger

Exhibit C

PLAN OF MERGER

merging

Essex Bank,

a Virginia chartered commercial bank

with and into

United Bank,

a Virginia chartered commercial bank

1.            Merger. Essex Bank (“Essex Bank”), a Virginia chartered commercial bank, shall upon the Effective Time (as defined in Section 2.a below) be merged (the “Bank Merger”) with and into United Bank (“United Bank”), a Virginia chartered commercial bank, in accordance with the applicable provisions of the Virginia Stock Corporation Act and Title 6.2 of the Code of Virginia. As a result of the Bank Merger, the separate corporate existence of Essex Bank shall cease and United Bank shall continue as the surviving corporation (the “Successor Institution”) following the Bank Merger. The corporate existence of United Bank shall continue unaffected and unimpaired by the Bank Merger.

2.            Effective Time; Effects of the Merger.

a.            The Bank Merger shall become effective at the later of (i) the issuance by the Virginia State Corporation (the “VSCC”) of a certificate of merger relating to the Bank Merger, and (ii) the time set forth in the articles of merger relating to the Bank Merger filed with the VSCC, such time referred to herein as the “Effective Time”; provided, however, that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the merger (the “Merger”) of Community Bankers Trust Corporation, the parent company of Essex Bank (“CBTC”), with and into United Bankshares, Inc. (“United”), the parent company of United Bank.

b.            The business of the Successor Institution shall be that of a Virginia chartered commercial bank. The business shall be conducted by the Successor Institution at its principal office, which shall be located at the principal office of United Bank at 1118 Main Street, Fairfax, Virginia 22030; at all duly authorized and operating branches of United Bank and Essex Bank as of the Effective Time, together with the principal office of Essex Bank, which shall be operated as a branch of the Successor Institution; and at all other offices and facilities of United Bank and Essex Bank established as of the Effective Time.

c.            At the Effective Time, the Bank Merger shall have the effects set forth in Section 6.2-822 of the Code of Virginia. At the Effective Time, the separate existence of Essex Bank shall cease and the corporate existence of United Bank, as the Successor Institution, shall continue unaffected and unimpaired by the Bank Merger; and the Successor Institution shall be deemed to be the same business and corporate entity as each of Essex Bank and United Bank. At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of Essex Bank and United Bank shall vest in United Bank as the Successor Institution, and the Successor Institution shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of Essex Bank and United Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of Essex Bank and United Bank as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Successor Institution; provided, however, that the Successor Institution shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Successor Institution by the Code of Virginia or applicable regulations.

d.            The Successor Institution, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of Essex Bank and United Bank immediately prior to the Effective Time.

e.            The name of the Successor Institution in the Bank Merger shall be “United Bank.”

3.            Manner and Basis of Converting Securities.

a.            At the Effective Time, (i) all of the shares of the capital stock of Essex Bank validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor, and (ii) the shares of the capital stock of United Bank issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

b.            At and after the Effective Time, certificates evidencing shares of capital stock of Essex Bank shall thereafter not evidence any interest in Essex Bank or the Successor Institution.

c.            The stock transfer book of Essex Bank shall be closed as of the Effective Time and, thereafter, no transfer of any shares of capital stock of Essex Bank shall be recorded therein.

d.            Any outstanding options or other rights to acquire shares of capital stock of Essex Bank outstanding as of the Effective Time shall be canceled at the Effective Time.

4.            Board of Directors. Upon the Effective Time, the Board of Directors of the Successor Institution shall be comprised of those persons serving as directors of United Bank immediately prior to the Effective Time. Each such Director shall hold office until the next annual meeting of the shareholder of the Successor Institution at which directors are elected, unless sooner removed, resigned, disqualified or deceased, and until their successors have been elected and qualified.

5.            Officers. Upon the Effective Time, the officers of the Successor Institution shall be comprised of those persons serving as officers of United Bank immediately prior to the Effective Time. Each such officer shall hold office until his or her successor has been duly appointed by the Board of Directors of the Successor Institution.

6.            Articles of Incorporation. From and after the Effective Time, the Articles of Incorporation, as amended, of the Successor Institution shall be the Articles of Incorporation of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

7.            Bylaws. From and after the Effective Time, the Bylaws, as amended, of the Successor Institution shall be the Bylaws of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

8.            Amendment. Subject to the terms of the Agreement and Plan of Merger by and between United Bank and Essex Bank, dated of [●], 2021 (the “Bank Merger Agreement”), this Plan of Merger may be amended by the Boards of Directors of United Bank and Essex Bank at any time prior to the Effective Time; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the shareholder of Essex Bank and the shareholder of United Bank shall not change any of the following unless the amendment is subject to approval of the shareholder of each of Essex Bank and United Bank:

a.            the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property or rights to be received under this Plan of Merger by such shareholders;

b.            any of the other terms or conditions of this Plan of Merger if the change would adversely affect such shareholders in any material respect; or

c.            any term of the Articles of Incorporation of United Bank.

9.            Condition Precedent; Termination. It shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, (i) immediately prior to the Effective Time, the Merger shall have been consummated and United shall be the sole holder of all of the issued and outstanding shares of capital stock of Essex Bank and all of the issued and outstanding shares of capital stock of United Bank, either directly or indirectly, and (ii) all required regulatory approvals shall have been obtained and any waiting periods shall have expired. This Plan of Merger may be terminated by mutual consent of Essex Bank and United Bank at any time prior to the Effective Time. In addition, this Plan of Merger will terminate, and be of no further force or effect, upon the termination of the Reorganization Agreement without any action by either party hereto.

10.            Abandonment. At any time prior to the Effective Time, the Bank Merger may be abandoned, subject to regulatory approval and to the terms of the Bank Merger Agreement, without further shareholder action in the manner determined by the Boards of Directors of United Bank and Essex Bank. Written notice of such abandonment shall be filed with the VSCC prior to the Effective Time.

11.            Defined Term. As used in this Plan of Merger, the “Reorganization Agreement” means the Agreement and Plan of Reorganization by and between CBTC and United, dated of June 2, 2021, pursuant to which CBTC will be merged with and into United, with United surviving such merger.

Exhibit D

Form of CBTC Support Agreement

SUPPORT AGREEMENT

This Support Agreement, made as of this ___ day of June, 2021, between United Bankshares, Inc., a West Virginia corporation (“United”), and the stockholder of Community Bankers Trust Corporation, a Virginia corporation (“CBTC”), identified on the signature page hereto in such Stockholder’s capacity as a stockholder of CBTC (the “Stockholder”).

WHEREAS, United and CBTC have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Reorganization Agreement”) pursuant to which all of the outstanding shares of CBTC Common Stock will be exchanged for shares of United Common Stock in accordance with the terms of the Reorganization Agreement; and

WHEREAS, as of the date hereof, Stockholder owns or possesses the sole right to vote or direct the voting of, the number of shares of CBTC Common Stock set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, Stockholder owns or possesses the sole power to dispose of or to direct the disposition of, the Covered Shares; and

WHEREAS, as of the date hereof, Stockholder has the right to acquire pursuant to the exercise of CBTC Stock Options issued and outstanding and the vesting of CBTC Stock Awards issued and outstanding pursuant to the CBTC Stock Plans, the number of shares of CBTC Common Stock set forth on the signature page hereto; and

WHEREAS, as a material inducement for United to enter into the Reorganization Agreement and consummate the transactions contemplated thereby, Stockholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Stockholder. Stockholder represents and warrants that: (a) Stockholder is now, and at all times until the Effective Date will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of Covered Shares; (b) Stockholder has, and through the Effective Date will continue to have, the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, all of the Covered Shares; (c) Stockholder has full right, power and authority to enter into, deliver and perform this Agreement; and (d) this Agreement has been duly executed and delivered by Stockholder.

2. Covenants of Stockholder. (a) Stockholder agrees to cause the Covered Shares to be present at the CBTC Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Reorganization Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(d), unless: (i) United is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Reorganization Agreement; or (ii) in accordance with Section 7.02 of the Reorganization Agreement, the CBTC Board has failed to make, withdrawn, modified or otherwise changed its recommendation to CBTC stockholders.

(b)          Stockholder agrees that until the termination of this Agreement as provided in Section 2(d), that Stockholder shall not, without the prior written consent of United, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, any options to acquire CBTC Common Stock issued and outstanding, or any restricted stock units issued and outstanding pursuant to the CBTC Stock Plans; provided that this restriction shall not apply to shares (i) surrendered to CBTC in connection with the vesting, settlement or exercise of equity awards to satisfy any withholding for the payment of taxes incurred in connection therewith or the exercise price thereon or (ii) that are hypothecated or as to which a security interest already has been granted as of the date hereof. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

(c)           Stockholder agrees not to, without the prior written consent of United, sell on Nasdaq, submit an offer to sell on Nasdaq, or otherwise directly or indirectly sell, transfer or dispose of (other than by an exercise), any Covered Shares or any options, warrants, restricted stock units, rights or other securities convertible into or exchangeable for shares of CBTC Common Stock prior to the Effective Time of the Merger.

(d)          This Agreement shall terminate upon the earlier to occur of: (a) the termination of the Reorganization Agreement by either CBTC or United or (b) the Effective Date of the Merger.

3. Additional Shares and Options. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of CBTC Common Stock that Stockholder currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of CBTC Common Stock as to which Stockholder may hereafter acquire the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all CBTC Stock Options and CBTC Stock Awards that Stockholder may currently own or hereafter acquire.

4. Governing Law. This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

5. Assignment; Successors. This Agreement may not be assigned by Stockholder without the prior written consent of United. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

6. Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon United any right or ability to acquire the shares of CBTC Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of Stockholder in his/her capacity as a director or officer of CBTC, but only in his/her capacity as a holder of shares of CBTC Common Stock, CBTC Stock Options or CBTC Stock Awards. The term “Covered Shares” shall not include any securities owned or possessed by Stockholder as a trustee or fiduciary other than those owned or possessed by Stockholder a trustee or fiduciary of a trust for which Stockholder or any member of the Stockholder’s immediate family is a beneficiary (which for the avoidance of doubt, shall be included as Covered Shares), and this Agreement is not in any way intended to affect the exercise by Stockholder of his or her fiduciary responsibility in respect of any such securities.

7. Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

8. Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9. Defined Terms. Capitalized terms used and not defined herein and defined in the Reorganization Agreement shall have the meaning ascribed to them in the Reorganization Agreement.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

UNITED BANKSHARES, INC.

By:
Name:
Title:

STOCKHOLDER

Name:

Shares as to which Stockholder has sole:

Voting Power:

Dispositive Power:

Options held by Stockholder:

Stock Awards held by Stockholder:

[Signature Page to Support Agreement]

List of Disclosure Schedules

to the

Agreement and Plan of Reorganization

dated June 2, 2021

between

United Bankshares, Inc. and Community Bankers Trust Corporation

United Disclosure Schedule

Section 6.04(b)(i)	Outstanding Options
Section 6.04(g)(ii)	Off-Balance Sheet Arrangements
Section 6.04(m)	Broker Fee
Section 7.10(b)	Severance
Section 7.10(d)(i)	Key Employee Employment Agreement
Section 7.10(e)	Retention Bonuses

Community Bankers Disclosure Schedule

Section 5.01(b)	Capital Stock
Section 5.01(c)	Dividends, Etc.
Section 5.01(d)	Compensation; Employment Agreements; Etc.
Section 5.01(e)	Benefit Plans
Section 6.03(c)(i)	Subsidiaries
Section 6.03(c)(ii)	Equity Interests
Section 6.03(g)(ii)	Financial Reports and SEC Documents; Absence of Certain Changes or Events
Section 6.03(g)(iv)	Director and Executive Officer SEC Documents
Section 6.03(h)	Litigation
Section 6.03(j)	Compliance with Laws
Section 6.03(k)	Material Contracts; Defaults
Section 6.03(l)	Broker Fee
Section 6.03(m)(i)	List of Employee Benefit Plans
Section 6.03(m)(iii)	Certain Benefit Plan Matters
Section 6.03(m)(v)	Post-employment Benefits
Section 6.03(m)(viii)	Effects of Consummation of the Transactions
Section 6.03(m)(ix)	Code Section 162(m)
Section 6.03(m)(x)	Code Section 280G
Section 6.03(m)(xi)	Grantor Trusts
Section 6.03(t)	Insurance
Section 6.03(v)(iv)	Loan Matters
Section 7.10(d)(ii)	Obligation to Perform